EXHIBIT 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, modified, supplemented, renewed or restated from time to time, the “Agreement”) is made as of March 22, 2013, between INVENTURE FOODS, INC., a Delaware corporation, (“Inventure”),  and BN FOODS INC., a Colorado corporation, BOULDER NATURAL FOODS, INC., an Arizona corporation, LA COMETA PROPERTIES, INC., an Arizona corporation, POORE BROTHERS - BLUFFTON, LLC, a Delaware limited liability company, RADER FARMS, INC., a Delaware corporation, and TEJAS PB DISTRIBUTING, INC., an Arizona corporation, (together with Inventure, each a “Borrower” and collectively, “Borrower”, as the context may require), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”).

RECITAL

Borrower and U.S. Bank entered into a Loan Agreement (Revolving Line of Credit Loan and Term Loan) dated as of May 16, 2007 and a Term Loan Agreement dated as of June 28, 2007 (collectively, and as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Prior Agreement”), pursuant to which U.S. Bank, extended certain term and revolving loans to Borrower.  Borrower has requested that U.S. Bank make additional loans, advances, extensions of credit and/or other financial accommodations to or for the benefit of Borrower, and U.S. Bank is willing to do so on the terms and conditions set forth in this Agreement.  Each Borrower acknowledges that they will derive a substantial benefit from the loans, advances, extensions of credit and/or other financial accommodations to be provided by U.S. Bank hereunder and each Borrower acknowledges that they will receive at least a reasonably equivalent value from the loans, advances, extensions of credit and/or other financial accommodations to be provided by U.S. Bank hereunder in exchange for their various obligations to U.S. Bank and in exchange for the various security interests and liens granted by them to U.S. Bank, all as set forth in this Agreement and the other Financing Agreements (as defined below).

NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions contained in this Agreement, and of any loans or extensions of credit or other financial accommodations at any time made to or for the benefit of Borrower by U.S. Bank, Borrower and U.S. Bank agree as follows:

1                                         DEFINITIONS.

1.1                               General Definitions.  When used herein, the following capitalized terms shall have the meanings indicated, whether used in the singular or the plural:

“Accounts” shall mean all present and future rights (including without limitation, rights under any Margin Accounts) of Borrower to payment for Inventory or other Goods sold or leased or for services rendered, which rights are not evidenced by Instruments or Chattel Paper, regardless of whether such rights have been earned by performance and any other “accounts” (as defined in the Code).

“Account Debtor” shall mean any Person that is obligated on or under an Account or a General Intangible.

“Adjusted Monthly LIBOR Rate” shall mean with respect to each day, the rate determined by dividing the Monthly LIBOR Rate in effect on such day by 1.00 minus the LIBOR Reserve Percentage.

“Affiliate” shall mean any Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, Borrower; (b) that directly or beneficially owns or holds ten percent (10%) or more of any class of the voting equity interest of Borrower; (c) ten percent (10%) or more of the voting equity interest of which is owned directly or beneficially or held by Borrower; or (d) that is a director, officer, agent or employee of Borrower.

“Applicable Margin” shall mean with respect to Line of Credit Advances which are Base Rate Loans or LIBOR Rate Loans, with respect to fees for non-use of the Line of Credit Loan Commitments, or with respect to fees for the issuance of Letters, the rates per annum set forth below for the then applicable Financial Performance Level:

Financial Performance Level	Base Rate Loans	LIBOR Rate Loans LC Fees	Non-Use Fees
Level 1	0.0%	1.125%	0.150%
Level 2	0.0%	1.250%	0.175%
Level 3	0.0%	1.375%	0.200%
Level 4	0.0%	1.625%	0.250%
Level 5	0.0%	1.750%	0.325%

The initial Financial Performance Level shall be Level 2.  U.S. Bank will review Borrower’s financial performance as of each fiscal quarter end, beginning with fiscal quarter end March 31, 2013, after its receipt of Borrower’s financial statements and Compliance Certificate as of the end of such fiscal quarter, and will confirm Borrower’s determination as to Borrower’s Financial Performance Level based on such fiscal quarter.  As so confirmed by U.S. Bank, Borrower’s Financial Performance Level will determine the Applicable Margin effective for the three month period beginning on the twentieth day of the second month following the end of such fiscal quarter.  If U.S. Bank does not receive such quarter end statements on or before the date they are due in accordance with Section 7.1, Borrower’s Financial Performance Level shall be deemed to be Level 5 beginning with the twentieth day of the second month following the end of such fiscal quarter and shall remain at Level 5 until the 15th Business Day after such financial statements are received by U.S. Bank and a determination by U.S. Bank that a different Financial Level shall apply during the remainder of the three month period.

“Asset Coverage Ratio” shall mean, for any date of determination, the ratio of (a) the sum of (i) the consolidated book value of Borrower’s Accounts, plus (ii) the consolidated book value of Borrower’s Inventory, minus (iii) Producer Payables; divided by (b) the sum of (i) the aggregate principal amount of the Line of Credit Loan Liabilities, and (ii) the aggregate amount of the LC Obligations.

“Available Amount” shall mean, at any time, an amount equal to (a) the Line of Credit Loan Commitment minus (b) the sum of (i) the aggregate principal amount of the Line of Credit Loan Liabilities, and (ii) the aggregate amount of the LC Obligations.

“Bank Products” means any of the following services or facilities extended to Borrower by U.S. Bank or any of its affiliates: (a) credit cards, letters of credit or leases; (b) cash management, including controlled disbursement services, automatic clearing house transfer of funds and overdrafts; and (c) facilities and services extended under Rate Protection Agreements.

“Bank Products Agreements” means all documents and agreements relating to Bank Products.

“Bank Products Obligations” means, with respect to any Person, all obligations and liabilities of such Person under any Bank Products Agreements.

“Base Rate” shall mean the greater of (a) the Prime Rate, or (b) the Adjusted Monthly LIBOR Rate in effect and reset each New York Banking Day plus 2.00%.

“Base Rate Loan” shall mean any Loan that accrues interest with reference to the Base Rate.

“Business Day” shall mean any day of the year on which commercial banks in New York, New York are not required or authorized to close.

“Cash” shall mean for any date of determination, in respect of any Borrower, cash as defined in the Audit and Accounting Guides issues by the American Institute of Certified Public Accountants of the United States of America (as amended from time to time) which includes as at the date of this agreement currency on hand, demand deposits with financial institutions, and other similar deposit accounts.”

“Cash Balances” shall mean for any date of determination, the sum of Cash and Cash Equivalents, not exceeding, in the aggregate, Five Hundred Thousand and No/100 Dollars ($500,000.00).

“Cash Equivalents” shall mean for any date of determination, in respect of any Borrower, cash as defined in the Audit and Accounting Guides issues by the American Institute of Certified Public Accountants of the United States of America (as amended from time to time) which includes short term instruments having not more than three (3) months to final maturity and highly liquid instruments readily convertible to known amounts of cash.”

“Change of Control” shall mean, (a) as to Inventure, (i) the voting stock of Inventure shall cease to be publicly traded, or (ii) more than 50% of the voting stock of Inventure is owned or controlled, directly or indirectly by one Person or an affiliated group of Persons, and (b) as to each other Borrower, the voting stock or voting or controlling equity interest of such Borrower shall cease to be wholly owned by Inventure, except as the result of a merger or asset consolidation with Inventure (with Inventure as the surviving entity) or another Borrower.

“Closing Date” shall mean the date of this Agreement.

“Collateral” shall mean any and all real or personal property in which U.S. Bank may at any time have a lien or security interest under or pursuant to Section 5.1 or otherwise to secure the Liabilities.

“Commitment” shall mean, the commitment of U.S. Bank to lend and to issue Letters under the Line of Credit and/or the commitment of U.S. Bank to lend under the Term Loan A and the Term Loan B.

“Default” shall mean the occurrence or existence of: (a) an event which, through the passage of time or the service of notice or both, would (assuming no action is taken by Borrower or any other Person to cure the same) mature into a Matured Default; or (b) an event which requires neither the passage of time nor the service of notice to mature into a Matured Default.

“Deposit Accounts” shall mean, (a) all deposit accounts (as defined in the Code) of Borrower now or hereafter maintained with U.S. Bank, and (b) deposit accounts (as defined in the Code) at other banks or financial institutions as identified or described in any other Financing Agreement, including but not limited to any control agreement.

“Documents” shall mean any and all warehouse receipts, bills of lading or similar documents of title relating to Goods in which Borrower at any time has an interest and any other “documents” (as defined in the Code).

“Dollars” and “$” shall mean lawful currency of the United States of America.

“EBITDA” shall mean, for any period of determination, the consolidated net income of Borrower before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation expense, amortization expense and other non-cash expenses or charges, excluding (to the extent included): (a) non-operating gains (including without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than Inventory) during the applicable period; and (b) similar non-operating losses during such period.

“Equipment” shall mean any and all Goods, other than Inventory (including without limitation, equipment, machinery, motor vehicles, implements, tools, parts and accessories) that are at any time owned by Borrower, together with any and all accessions, parts and appurtenances and any other “equipment” (as defined in the Code).

“Farm Products” shall mean all personal property of Borrower used or for use in farming or livestock operations, including without limitation, seed and harvested or un-harvested crops of all types and descriptions, whether annual or perennial and including trees, vines and the crops growing thereon, native grass, grain, feed, feed additives, feed ingredients, feed supplements, fertilizer, hay, silage, supplies (including without limitation, chemicals, veterinary supplies and related Goods), livestock of all types and descriptions (including without limitation, the offspring of such livestock and livestock in gestation) and any other “farm products” (as defined in the Code).

“Financial Performance Level” shall mean the applicable level of Borrower’s financial performance determined in accordance with the table set forth below.

Financial
Performance
Level	Leverage Ratio
Level 1	Less than or equal to 1.00 to 1.0
Level 2	Greater than 1.00 to 1.0 but less than or equal to 1.50 to 1.0
Level 3	Greater than 1.50 to 1.0 but less than or equal to 2.00 to 1.0
Level 4	Greater than 2.00 to 1.0 but less than or equal to 2.75 to 1.0
Level 5	Greater than 2.75 to 1.0

“Financing Agreements” shall mean all agreements, instruments and documents, including without limitation, this Agreement, the Master Lease Agreement, the documents and agreements related to the Master Lease Agreement and the documents and agreements related to the Mortgage Loan, and all security agreements, loan agreements, notes, letter of credit applications, letters of credit guarantees, mortgages, deeds of trust, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, notices, leases, financing statements and all other written matter at any time executed by, on behalf of or for the benefit of Borrower and delivered to U.S. Bank, including without limitation, the Schedules, together with all amendments and all agreements and documents referred to therein or contemplated thereby, and all Bank Products Agreements.

“Fixed Charge Coverage Ratio” shall mean, for the then preceding four fiscal quarters, the ratio of Borrower’s: (a) (i) EBITDA during such period, minus (ii) the amount of cash income taxes paid during such period, minus (iii) the amount of cash dividends or distributions paid and the amount paid to redeem capital stock or other equity interests during such period, minus (iv) fifty percent (50%) of the amount of Borrower’s consolidated depreciation during such period, plus (v) the amount of rent and other lease expense under operating leases and Synthetic Leases during such period; divided by (b) (i) the amount of principal paid (or due to be paid if not paid on or before the original due date) by Borrower during such period with respect to long term debt (including capitalized leases), excluding payments that were due and counted as of their original due date, plus (ii) the amount of cash interest paid by Borrower during such period (including without limitation, implicit interest expense on capitalized leases), plus (iii) the amount of rent and other lease payments under operating leases and Synthetic Leases paid during such period.

“Funded Debt” shall mean, for any date of determination, Borrower’s consolidated outstanding principal amount of all interest bearing indebtedness (including without limitation, capitalized leases, interest bearing accounts payable and, without duplication, the undrawn amount of all outstanding letters of credit (including without limitation, the Letters)).

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” shall mean all of Borrower’s present and future right, title and interest in and to any customer deposit accounts, deposits, rights related to prepaid expenses, chose in action, causes of action and all other intangible personal property of every kind and nature (other than Accounts), including without limitation, Payment Intangibles, beneficial interests in trusts, corporate or other business records, inventions, designs, patents, patent applications, trademarks, trade names, trade secrets, goodwill, registrations, copyrights, licenses, franchises, customer lists, tax refunds, tax refund claims, customs claims, guarantee claims, contract rights, membership interests, partnership interests, cooperative memberships or patronage benefits, obligations payable to Borrower for capital stock or other claims against any Owners, rights to any government subsidy, set aside, diversion, deficiency or disaster payment and any security interests or other security held by or granted to Borrower to secure payment by any Account Debtor of any of the Accounts, and any other “general intangibles” (as defined in the Code).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation, any arbitration panel, any court, any commission, any agency or any instrumentality of the foregoing.

“Governmental Requirement” shall mean any material law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement of any federal, state, county, municipal, parish, provincial or other Governmental Authority or any department, commission, board, court, agency or any other instrumentality of any of them (including any of the foregoing that relate to environmental standards or controls and occupational safety and health standards or controls).

“Immediately Available Funds” shall mean funds with good value on the day and in the city in which payment is received.

“Inventory” shall mean any and all Goods which shall at any time constitute “inventory” (as defined in the Code) or Farm Products of Borrower, wherever located (including without limitation, Goods in transit and Goods in the possession of third parties), or which from time to time are held for sale, lease or consumption in Borrower’s business, furnished under any contract of service or held as raw materials, work in process, finished inventory or supplies (including without limitation, packaging and/or shipping materials).

“IRC” shall mean the Internal Revenue Code of 1986, as amended, as at any time in effect, together with all regulations and rulings thereof or thereunder issued by the Internal Revenue Service.

“LC Obligations” shall mean, at any time, an amount equal to the aggregate undrawn and unexpired amount of the outstanding Letters.

“Letter” or “Letters” shall mean a documentary or standby letter of credit issued for the account of Borrower pursuant to Section 2.1.6 (or under the Prior Agreement) or all of such letters of credit, respectively.

“Leverage Ratio” shall mean, as of any date of determination, the ratio of Borrower’s: (a) Net Funded Debt; divided by (b) EBITDA for the then preceding four fiscal quarters.

“Liabilities” shall mean any and all liabilities, obligations and indebtedness of Borrower to U.S. Bank of any and every kind and nature, at any time owing, arising, due or payable and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise (including without limitation LC Obligations, Bank Products Obligations, fees, charges and obligations of performance) and whether arising or existing under this Agreement or any of the other Financing Agreements or by operation of law.

“LIBOR Rate” shall mean the LIBOR rate or LIBOR Rate as described or defined in any Note.

“LIBOR Rate Loan” shall mean any Loan that accrues interest with reference to any LIBOR Rate.

“LIBOR Reserve Percentage” shall mean the maximum effective percentage in effect on any day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.

“Line of Credit Loan Commitment” shall mean Thirty Million Dollars ($30,000,000), as such amount may be reduced or terminated from time to time pursuant to Sections 2.8 or 9.1.

“Line of Credit Loan Liabilities” shall mean all of the Liabilities other than: (i) the LC Obligations; (ii) the principal and interest owing under the Term Loan A; (iii) the principal and interest owing under the Term Loan B; (iv) the principal and interest owing under the Term Loan C; (v) the principal and interest owing under the Term Loan D; (vi) the principal and interest owing under the Mortgage Loan; and (vii) amounts owing under the Master Lease Agreement.

“Margin Accounts” shall mean, collectively, all Commodity Accounts and all Commodity Contracts.

“Marks” shall mean all marks or names owned or licensed by the Borrower that are used or are hereafter used on or in connection with the Inventory.

“Marks Affiliate” shall mean with respect to any party, its respective direct or indirect ultimate parent company, if any, and any company, firm or other entity controlled by or under common control with, whether directly or indirectly, said party or its parent company, but only so long as said ownership or control shall continue.  For the purposes of this paragraph, “control” means either (i) the ownership either directly or indirectly of more than fifty percent (50%) of the voting shares of the relevant company, firm or other entity or (ii) the right to elect the majority of directors of the relevant company, firm or other entity and in either case, where such control may be exercised without the consent of any third party.

“Master Lease Agreement” shall mean the Master Lease Agreement dated April 19, 2010, by and among one or more of Borrower and Equipment Finance (as successor to U.S. Bancorp Equipment Finance).

“Matured Default” shall mean the occurrence or existence of any one or more of the following events: (a) Borrower fails to pay any principal pursuant to any of the Financing Agreements at the time such principal or interest becomes due or is declared due, (ii) Borrower fails to pay any interest pursuant to any of the Financing Agreements at the time such interest becomes due or is declared due and fails to cure such non-payment within the period provided for in the relevant Financing Agreement or, if no such cure period is provided for, within ten (10) days after such interest payment became due or was declared due; (b) Borrower fails to pay any of the Liabilities (other than principal and interest) on or before ten (10) days after such Liabilities become due or are declared due; (c) Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in Sections 8.1, 8.2 or 8.4; (d) Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement or in any of the other Financing Agreements (other than those covenants, conditions, promises and agreements referred to or covered in (a), (b), and (c) above), and such failure or neglect continues for more than thirty (30) days after such failure or neglect first occurs, provided, however, that such grace period shall not apply, and a Matured Default shall be deemed to have occurred and to exist immediately if such failure or neglect may not, in U.S. Bank’s reasonable determination, be cured by Borrower during such thirty (30) day grace period; (e) the Available Amount, as calculated in accordance with the definition thereof, results in a negative amount and Borrower fails to pay to U.S. Bank, within ten (10) days after U.S. Bank notifies Borrower that the Available Amount is a negative amount, Immediately Available Funds necessary to cause the Available Amount to be not less than zero; (f) any warranty or representation at any time made by or on behalf of Borrower in connection with this Agreement or any of the other Financing Agreements is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by or on behalf of Borrower to U.S. Bank is untrue or incorrect in any material respect on the date as of which the facts set forth therein are stated or certified; (g) a judgment in excess of $1,000,000 is rendered against Borrower and such judgment remains unsatisfied or un-discharged and in effect for sixty (60) consecutive days without a stay of enforcement or execution, provided, however, that this clause (g) shall not apply to any judgment to the extent Borrower is insured and with respect to which the insurer has admitted liability in writing for such judgment; (h) all or any part of the assets of Borrower or any guarantor of any of the Liabilities come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; (i) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against Borrower or any guarantor of any of the Liabilities and such proceeding is not dismissed within sixty (60) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by Borrower or any guarantor of any of the Liabilities, or Borrower or any guarantor of the Liabilities makes an assignment for the benefit of creditors; (j) Borrower or any guarantor of any of the Liabilities voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated or dies; (k) Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency or by the termination or expiration of any permit or license, from conducting all or any material part of Borrower’s business affairs; (l) Borrower or any guarantor of any of the Liabilities fails to make any payment due or otherwise defaults on any obligation for borrowed money owing to a Person other than U.S. Bank, that is outstanding in an aggregate amount exceeding $1,000,000, and the effect of such failure or default is to cause or permit the holder of such obligation or a trustee to cause such obligation to become due prior to its date of maturity; (m) any guarantor of any of the Liabilities asserts the invalidity of their guaranty, purports to terminate their guaranty or purports to limit the application thereof to then existing Liabilities; (n) U.S. Bank makes an expenditure under Section 10.3; (o) the occurrence of a non-curable breach or default or a matured default under any other agreement at any time in existence between Borrower, an Affiliate (other than an agent or employee) or a guarantor of any of the Liabilities, and U.S. Bank; (p) U.S. Bank at any time reasonably determines that U.S. Bank is insecure with respect to the amount or quality of Collateral for the Liabilities, or that such change has occurred in the condition or affairs (financial or otherwise) of Borrower as, in the reasonable opinion of U.S. Bank, materially affects Borrower’s ability to make prompt payment on the Liabilities or materially impairs or is likely to materially impair the value of the Collateral, including without limitation, the occurrence of such events as would in U.S. Bank’s reasonable opinion create the possibility that, in accordance with any federal, state or local law, or in accordance with any contract by which Borrower is bound, any Person could assert liens or setoffs against the Collateral; or (q) the occurrence of a Change of Control.

“Maturity Date” shall mean, as applicable, the earlier of: (a) as to the Line of Credit, the Termination Date; (b) as to the Term Loan A, the Term Loan A Maturity Date; (c) as to the Term Loan B, the Term Loan B Maturity Date; (d) as to the Term Loan C, the Term Loan C Maturity Date; (e) as to the Term Loan D, the Term Loan D Maturity Date; or (f) in each case, the earlier date of termination in whole of the Commitments pursuant to Sections 2.3(c), 2.8 or 9.1; or (g) in each case, the earlier date of the TGIF Early Maturity Date.

“Monthly LIBOR Rate”  shall mean, with respect to any date of determination, the average offered rate for deposits in United States dollars for delivery of such deposits on a one-month basis, which appears on Reuters Screen LIBOR01 Page (or any successor thereto) as of 11:00 A.M., London time (or such other time as of which such rate appears), or the rate for such deposits determined by U.S. Bank at such time based on such other published service of general application as shall be selected by U.S. Bank for such purpose.

“Mortgage Loan” shall mean, the loan by U.S. Bank to La Cometa Properties, Inc., made on or about November 30, 2006, secured by property located in Wells County, Indiana, in the amount of Two Million Four Hundred Thousand Dollars ($2,400,000) which Borrower has paid down to One Million Nine Hundred Ninety Three Thousand Seven Hundred Thirteen and 40/100 Dollars ($1,993,713.40) as of January 15, 2013.

“Note” or “Notes” shall mean any one of the Line of Credit Note, the Term Note A, the Term Note B, the Term Note C or the Term Note D or all of the Line of Credit Note, the Term Note A, the Term Note B, the Term Note C or the Term Note D, respectively.

“Net Funded Debt” shall mean, for any date of determination, Funded Debt less Cash Balances.

“Owner” shall mean any Person who is a holder of Borrower’s capital stock or holds a partnership or membership interest in Borrower.

“Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof).

“Prime Rate” shall mean the prime rate announced by U.S. Bank from time to time, which is a base rate that U.S. Bank from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans which make reference thereto.  The Prime Rate is not necessarily the lowest rate offered by U.S. Bank.

“Producer Payables” shall mean all amounts at any time payable by Borrower (whether or not the subject of a deferred payment arrangement) for purchases of perishable agricultural commodities that are the subject of the Perishable Agricultural Commodities Act, or that are payable by Borrower for the purchase of Inventory that is secured by any lien, security interest or imposition of trust, in each case that are not the subject of a lien waiver or subordination agreement in form and substance acceptable to U.S. Bank.

“Property” shall mean those premises owned or operated by Borrower, including without limitation, the real property described in Borrower’s mortgage(s) and/or deed(s) of trust referred to in Section 5.1.

“Rate Protection Agreement” means, collectively, any currency or interest rate swap, cap, collar or similar agreement or arrangements designed to protect against fluctuations in interest rates or currency exchange rates entered into by Borrower under which the counterparty to such agreement is (or at the time such Rate Protection Agreement was entered into, was) U.S. Bank or an affiliate of U.S. Bank.

“Subordinated Debt” shall mean the consolidated, subordinated, unsecured debt of Borrower that is subordinated to the Liabilities in accordance with a subordination agreement or subordination agreements, in form and substance acceptable to U.S. Bank.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Term Loan A Maturity Date” shall mean March 22, 2020.

“Term Loan B Maturity Date” shall mean as to each Loan under the Term Loan B, the date selected by Borrower at the time of such Loan, which shall be the fifth, sixth or seventh anniversary of the date on which U.S. Bank first makes a Term Loan B Advance to Borrower, as set forth in each Term Note B.

“Term Loan C Maturity Date” shall mean May 31, 2014.

“Term Loan D Maturity Date” shall mean July 1, 2017.

“TGIF Early Maturity Date” shall mean, in the event that the expiration date for Borrower’s License Agreement with TGI Friday’s is not renewed or extended prior to December 31, 2013, for a term beyond the Termination Date, the date that is thirty (30) days prior to the date of the expiration of said License Agreement.

1.2                               Index to Other Definitions.  When used herein, the following capitalized terms shall have the meanings given in the indicated portions of this Agreement:

Term	Location
Advance, Advances	Section 2.7
Agreement	Introduction
Beneficiary	Section 2.1.6
Benefit Plans	Section 6.20
Borrower	Introduction
Broker	Section 5.15
Code	Section 1.4
Compliance Certificate	Section 7.1
Default Rate	Section 2.2
Equipment Collateral	Section 3.1
Equipment Finance	Section 3.1
Eligible Investor Notes	Section 3.4
Eligible Prepaid Expenses	Section 3.3
Environmental Laws	Section 6.10
ERISA	Section 6.20
Excess	Section10.20
Funding End Date	Section 2.1.3
LC Fee	Section 2.5
Line of Credit	Section 2.1.1
Line of Credit Advances	Section 2.1.1
Line of Credit Note	Section 2.1.1
Loan, Loans	Section 2.7
Loan Account	Section 2.6
Non-Use Fee	Section 2.5
Prior Agreement	Recital
Schedules	Section 3.1
Term Loan A	Section 2.1.2
Term Loan A Advance	Section 2.1.2
Term Loan B	Section 2.1.3
Term Loan B Advance	Section 2.1.3
Term Loan C	Section 2.1.4
Term Loan C Advance	Section 2.1.4
Term Loan D	Section 2.1.5
Term Loan D Advance	Section 2.1.5
Term Note A	Section 2.1.2
Term Note B	Section 2.1.3
Term Note C	Section 2.1.4
Term Note D	Section 2.1.5
Termination Date	Section 2.1.1
UETA	Section 10.28
U.S. Bank	Introduction

1.3                               Accounting Terms.  Any accounting terms used in this Agreement which are not specifically defined in this Agreement shall have the meanings customarily given them in accordance with GAAP, as consistently applied as of the date of this Agreement.

1.4                               Others Defined in Arizona Uniform Commercial Code.  All other terms contained in this Agreement (which are not specifically defined in this Agreement) shall have the meanings set forth in the Uniform Commercial Code of Arizona (“Code”) to the extent the same are used or defined therein, specifically including, but not limited to the following: Chattel Paper, Commercial Tort Claims, Commodity Accounts, Commodity Contracts, Electronic Chattel Paper, Goods, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, Securities Accounts and Tangible Chattel Paper.

2                                         LOANS, LETTERS OF CREDIT AND FEES.

2.1                               Loans and Letters of Credit.  Subject to all of the terms and conditions contained in this Agreement, U.S. Bank agrees to make the following extensions of credit to or for the benefit of Borrower:

2.1.1                     Line of Credit.  U.S. Bank agrees to make advances (“Line of Credit Advances”) to Borrower from time to time from and after the date of this Agreement, through and including the earlier of the Maturity Date or March 22, 2018 (“Termination Date”), in amounts up to the then current Available Amount (“Line of Credit”).  The Line of Credit Advances shall be evidenced by and repayable in accordance with the terms of Borrower’s promissory note (“Line of Credit Note”).  If and to the extent U.S. Bank is permitted to make Advances to or for the account of Borrower in accordance with the terms of this Agreement or any other Financing Agreement, U.S. Bank, in its sole and absolute discretion and without any obligation to do so, may elect to make Line of Credit Advances to Borrower in excess of the Available Amount, and any such Line of Credit Advances shall also be governed by the terms hereof (including, without limitation, clause (e) of the definition of Matured Default).  U.S. Bank shall also have the option, in its sole discretion and without any obligation to do so, to extend the Termination Date for the making of Line of Credit Advances.  In the event that U.S. Bank elects to extend such Termination Date, U.S. Bank shall give notice to Borrower pursuant to Section 10.19.

2.1.2                     Term Loan A.  U.S. Bank agrees to advance (“Term Loan A Advance”) to Borrower the principal sum of Eight Million Five Hundred Thousand Dollars ($8,500,000) (“Term Loan A”).  The Term Loan A shall be evidenced by and repayable in accordance with the terms of Borrower’s promissory note (“Term Note A”).  Amounts representing Term Loan A Advances that have been repaid by Borrower may not be reborrowed.

2.1.3                     Term Loan B.  U.S. Bank agrees to make advances (“Term Loan B Advances”) to Borrower from time to time from and after the date of this Agreement, as approved by and subject to the delivery of such information, documents and Schedules as may be required by Equipment Finance through and including December 31, 2013 (“Funding End Date”) in amounts up to Five Million Dollars ($5,000,000) (“Term Loan B”).  Each Term Loan B Advance shall be evidenced by and repayable in accordance with the terms of Borrower’s promissory note (in each case, a “Term Note B”), substantially in the form attached as Exhibit 2A.  Amounts representing Term Loan B Advances that have been repaid by Borrower may not be reborrowed.

2.1.4                     Term Loan C.  Under the Prior Agreement, U.S. Bank has advanced to Borrower the principal sum of Six Million Dollars ($6,000,000) which Borrower has paid down to One Million Seventy One Thousand Four Hundred Twenty Eight and 67/100 Dollars ($1,071,428.67) (the amount advanced and unpaid under the Prior Agreement, the “Term Loan C Advance” and also referred to as the “Term Loan C”).  The Term Loan C shall be evidenced by and repayable in accordance with the terms of Borrower’s promissory note (“Term Note C”).  Amounts representing the Term Loan C Advance that have been repaid by Borrower may not be reborrowed.

2.1.5                     Term Loan D.  Under the Prior Agreement, U.S. Bank has advanced to Borrower the principal sum of Four Million Dollars ($4,000,000) which Borrower has paid down to Two Million Nine Hundred Seventy Three Thousand Five Hundred Eighty Nine and 68/100 Dollars ($2,973,589.68) (the amount advanced and unpaid under the Prior Agreement, the “Term Loan D Advance” and also referred to as the “Term Loan D”).  The Term Loan D shall be evidenced by and repayable in accordance with the terms of Borrower’s promissory note (“Term Note D”).  Amounts representing the Term Loan D Advance that have been repaid by Borrower may not be reborrowed.

2.1.6                     Letters of Credit.  U.S. Bank further agrees to issue its irrevocable letters of credit for the account of Borrower in amounts up to the lesser of: (a) Two Million Dollars ($2,000,000) minus the then outstanding LC Obligations; or (b) the then current Available Amount, with an expiration date not later than six months after the Termination Date, for the benefit of one or more beneficiaries to be named by Borrower (the “Beneficiary”, whether one or more), in form and substance reasonably acceptable to U.S. Bank.  If U.S. Bank has received documents purporting to draw under a Letter that U.S. Bank believes conform to the requirements of the Letter, or if U.S. Bank has decided that it will comply with Borrower’s written or oral request of authorization to pay a drawing on any Letter that U.S. Bank does not believe conforms to the requirements of the Letter, or if U.S. Bank has decided that it will not pay a drawing on any Letter for any reason, U.S. Bank will notify Borrower of that fact.  An amount equal to the amount of such drawing shall be paid by a Line of Credit Advance initiated by U.S. Bank on the date such drawing is made.  The obligation of Borrower to repay U.S. Bank for any Line of Credit Advance made to fund such drawing, shall be absolute, unconditional and irrevocable, shall continue notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, notwithstanding any of the following:

(a)                                 Any lack of validity or enforceability of any Letter;

(b)                                 The existence of any claim, setoff, defense or other right which Borrower may have or claim at any time against any Beneficiary, transferee or holder of any Letter (or any Person for whom any such Beneficiary, transferee or holder may be acting), U.S. Bank or any other Person, whether in connection with a Letter, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

(c)                                  Any statement or any other document presented under any Letter proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatever so long as such statement or document appeared to comply with the terms of the Letter.

None of U.S. Bank or any of the officers, directors or employees of U.S. Bank shall be liable or responsible for, and the obligations of Borrower to U.S. Bank shall not be impaired by:

(d)                                 The use that may be made of any Letter or for any acts or omissions of any Beneficiary, transferee or holder thereof in connection therewith;

(e)                                  The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged so long as such statement or document appeared to comply with the terms of the Letter;

(f)                                   The acceptance by U.S. Bank of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

(g)                                  Any other action of U.S. Bank in making or failing to make payment under any Letter if in good faith and in conformity with applicable U.S. or foreign laws, regulations or customs.

Notwithstanding the foregoing, Borrower shall have a claim against U.S. Bank, and U.S. Bank shall be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by Borrower which Borrower proves were caused by U.S. Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter comply with the terms thereof.

If any Letter is issued and outstanding on the Maturity Date, Borrower shall deposit with U.S. Bank, cash collateral in an amount equal to the LC Obligations relating to such Letter.

2.2                               Default Rate.  Upon and after a Matured Default and notice thereof to Borrower, Borrower shall, in lieu of the interest rate set forth in any promissory note referred to herein, pay to U.S. Bank interest from the date of the Matured Default at a per annum rate which is equal to the Base Rate plus two percent (2%) (“Default Rate”) calculated on the outstanding principal balance of the Liabilities until all of the Liabilities are repaid in full.

2.3                               Prepayment.  Unless prepayment is restricted by any promissory note evidencing any portion of the Liabilities, Borrower may, at any time, without premium or penalty, prepay any portion or the entire balance of the Liabilities.  Borrower shall have the right, upon at least five Business Days’ written notice to U.S. Bank, to terminate the Line of Credit Loan Commitment, (i) in whole, or (ii) in part, in a minimum amount of $1,000,000 and an integral multiple of $1,000,000, but not to an amount less than $5,000,000; provided, however, that any such termination shall be accompanied, (i) in the case of a termination in whole, by payment of all other Liabilities (including amounts due under the Term Loan A, the Term Loan B, the Term Loan C and the Term Loan D) in full and the return or cash coverage of any Letter then outstanding, or (ii) in the case of a partial termination, payment of the Line of Credit Loan Liabilities to the extent necessary to cause the Available Amount to be not less than zero.

2.4                               Purpose.  The purpose of the Line of Credit is to provide funds for Borrower’s working capital, capital expenditures, permitted acquisitions, and other lawful corporate purposes.  The purpose of the Term Loan A is to provide financing of Borrower’s various food processing and warehouse equipment purchased from 2010-2012, to be further defined with invoices and proof of payment documentation, and including accessories and replacements relating thereto.   The purpose of the Term Loan B is to provide funds from the Closing Date to the Funding End Date for Borrower’s purchase of food processing, packaging, warehouse, and other related equipment to be further defined with specific invoices, including accessories and replacements relating thereto.

2.5                               Loan and Letter of Credit Fees.

(a)                                 Up-Front Fees.  Borrower agrees to pay to U.S. Bank the following fees: (i) a fee in respect of the Line of Credit in the amount of Thirty Five Thousand Dollars ($35,000) on the Closing Date; (ii) a fee in respect of the Term Loan A in the amount of Eight Thousand Five Hundred Dollars ($8,500) upon demand by Equipment Finance; and (iii) a fee in respect of the Term Loan B in the amount of Five Thousand Dollars ($5,000) upon demand by Equipment Finance.  Each of the foregoing fees shall be fully earned on the Closing Date and, at the option of U.S. Bank, shall be paid by U.S. Bank initiated Line of Credit Advances pursuant to Section 2.1.

(b)                                 Non-Use Fee.  Borrower agrees to pay to U.S. Bank a quarterly non-use fee (“Non-Use Fee”) from the Closing Date to the Maturity Date, calculated using the Applicable Margin and applied to the daily average Available Amount.  The quarterly Non-Use Fee shall be due and payable in arrears with respect to the prior quarter on the first day of each January, April, July and October hereafter through the Maturity Date.  A pro-rated Non-Use Fee shall be due and payable on the first day of the quarter following the Closing Date and on the Maturity Date.  Each quarterly Non-Use Fee shall be earned as it accrues and, at the option of U.S. Bank, shall be paid by Line of Credit Advances pursuant to Section 2.1, without prior demand by U.S. Bank.

(c)                                  Letter of Credit Fees.  With respect to Letters, Borrower agrees to pay to U.S. Bank, a quarterly letter of credit fee (“LC Fee”), payable in arrears with respect to the prior quarter on the first day of each January, April, July and October, in respect of each Letter issued hereunder (or under the Prior Agreement), calculated using the Applicable Margin and applied to the aggregate daily average amount available to be drawn under all Letters outstanding during such quarter.  Pro-rated LC Fees shall be due and payable on the first day of the quarter following the Closing Date, on the Maturity Date and, with respect to a Letter that terminates, on the date such Letter terminates.  Borrower shall also pay to U.S. Bank, the normal and customary processing fees charged by U.S. Bank in connection with the issuance of or drawings under each such Letter.  Each LC Fee and processing fee shall be fully earned as it accrues and, at the option of U.S. Bank, shall be paid by Line of Credit Advances pursuant to Section 2.1, without prior demand by U.S. Bank.

(d)                                 Calculation of Fees.  The fees payable under this Section 2.5 which are based on an annual percentage rate shall be calculated by U.S. Bank on the basis of a 360-day year, for the actual days (including the first day but excluding the last day) occurring in the period for which such fee is payable. Each determination by U.S. Bank of fees payable under this Section 2.5 shall be conclusive and binding for all purposes, absent manifest error.

(e)                                  Fees Not Interest.  The fees described in this Agreement represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention, or forbearance of money, and the obligation of Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of Borrower to pay interest, other fees described in this Agreement, and expenses otherwise described in this Agreement. Fees shall be payable when due in Dollars and in Immediately Available Funds. All fees shall be non-refundable.

2.6                               Borrower’s Loan Account.  U.S. Bank shall maintain a loan account (“Loan Account”) on its books in which shall be recorded: (a) all Advances made by U.S. Bank to Borrower pursuant to this Agreement; (b) all payments made by or for the account of Borrower; and (c) all other appropriate debits and credits as provided in this Agreement, including without limitation, all fees, charges, expenses and interest.  All entries in Borrower’s Loan Account shall be made in accordance with U.S. Bank’s customary accounting practices as in effect from time to time.  Borrower promises to pay the amount reflected as owing by and under its Loan Account and all other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement.

2.7                               Statements.  All Line of Credit Advances, Term Loan A Advances, Term Loan B Advances, Term Loan C Advances and Term Loan D Advances (collectively “Advances” and individually, an “Advance” and also sometimes referred to in each case as a “Loan” and collectively the “Loans”), to Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by U.S. Bank in its internal data control systems showing the date, amount and reason for each such debit or credit.  Until such time as U.S. Bank shall have rendered to Borrower written statements of account, the balance in Borrower’s Loan Account, as set forth on U.S. Bank’s most recent printout, shall be rebuttable presumptive evidence of the amounts due and owing U.S. Bank by Borrower.  On or about the last day of each calendar month, U.S. Bank shall mail to Borrower a statement setting forth the balance of Borrower’s Loan Account, including without limitation, principal, interest, expenses and fees.  Each such statement shall be subject to subsequent adjustment by U.S. Bank but shall, absent manifest errors or omissions, be presumed correct and binding upon Borrower and shall constitute an account stated unless, within sixty (60) days after receipt of any statement from U.S. Bank, Borrower shall deliver to U.S. Bank written objection specifying the error or errors, if any, contained in such statement.

2.8                               Termination of Agreement.  U.S. Bank shall have the right, without notice to Borrower, to terminate the Commitments immediately upon a Matured Default.  In addition, the Commitments shall be deemed immediately terminated and all of the Liabilities shall be immediately due and payable, without notice to Borrower, on the Termination Date if U.S. Bank elects not to extend the Termination Date pursuant to Section 2.1.1.  In the event the Commitment is terminated, the remainder of this Agreement shall remain in full force and effect until the payment in full of the Liabilities and the termination of any Letters.  Notwithstanding the foregoing, in the event that a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by or against Borrower or any guarantor of any of the Liabilities, or Borrower or any guarantor of any of the Liabilities makes an assignment for the benefit of creditors, the Commitment shall be deemed to be terminated immediately, and all of the Liabilities shall be due and payable, provided, however, that in the event such proceeding against Borrower or any guarantor of any of the Liabilities is dismissed within sixty (60) days of the date of its filing then the Commitments shall be deemed to be reinstated as of the date the order of dismissal becomes final and U.S. Bank is given notice thereof, and provided, however, the reimbursement of U.S. Bank as provided for in this Agreement shall continue with respect to any post-petition drawings under any Letters.  This Agreement shall terminate when the Commitments are terminated, any Letters issued hereunder (or under the Prior Agreement) have terminated and the Liabilities have been indefeasibly paid in full.

2.9                               Contribution Agreement.  As an inducement to U.S. Bank to make Advances and extend credit to each Borrower, each Borrower agrees to indemnify and hold the other harmless from and each shall have a continuing right of contribution against each other Borrower, if and to the extent that a Borrower makes or is caused to make disproportionate payments of the Liabilities in excess of that Borrower’s Proportionate Share (as defined below), from dispositions of its assets or otherwise.  These indemnification and contribution obligations shall be unconditional and continuing obligations of each Borrower and shall not be waived, rescinded, modified, limited or terminated in any way whatsoever without the prior written consent of U.S. Bank, in its sole discretion.  For purposes hereof, the Proportionate Share of a Borrower shall mean a fraction, in which the numerator is the net worth of a Borrower (defined as the fair salable value of its assets minus its liabilities, other than the Liabilities and its contribution obligations hereunder) on the date of the determination with regard to such payments and the denominator is the consolidated net worth of every Borrower (as so defined) on such date.

3                                         Terms and Schedules Related to Equipment Purchases.

3.1                               U.S. Bank Equipment Finance.  All requests for Term Loan A Advances or Term Loan B Advances shall be directed to U.S. Bank Equipment Finance, a division of U.S. Bank, having offices at PO Box 230789, Portland, OR 97281-0789 (hereinafter called “Equipment Finance” and sometimes referred to in the Schedule(s) as “Secured Party”).  The Liabilities shall include any amounts set forth on any Schedule to this Agreement (the “Schedule(s)”) and, without limiting the generality of Section 5.1 or other terms of this Agreement relating to Collateral, Borrower grants a security interest in the property specified in any Schedule (or any related document) hereunder wherever located, and any and all proceeds thereof, insurance recoveries, and all replacements, additions, accessions, accessories and substitutions thereto or therefor (herein referred to as “Equipment Collateral”) to Equipment Finance and to the successors and assigns thereof to secure the payment and performance of the Liabilities.

3.2                               Equipment Finance Transactions.  This Agreement and any Schedule hereunder (a “Transaction”) supersede all prior agreements and understandings relating to the same subject matter, except in any case where Equipment Finance takes an assignment from a vendor of its security interest in the same Equipment Collateral, in which case the terms of the Transaction shall be incorporated into the assigned agreement and shall prevail over any inconsistent terms therein but shall not be construed to create a new contract.  If any of the Financing Agreements are delivered to Equipment Finance by facsimile transmission or by Adobe Acrobat (or equivalent) attachment to an e-mail message, such documents (and signatures thereon) shall be treated as, and have the same force and effect as, originals.  By providing any telephone number, now or in the future, for a cell phone or other wireless device, Borrower expressly consents to receiving communications, regardless of their purpose, at that number, including, but not limited to, prerecorded or artificial voice message calls, text messages, and calls made by an automatic dialing system from Equipment Finance and its affiliates and agents. These calls and messages may incur access fees from Borrower’s provider.

3.3                               Late Charges; Dishonored Checks.  If any of the obligations remains overdue for more than five (5) days, Borrower hereby agrees to pay on demand, as a late charge, an amount equal to the lesser of (i) five percent (5.0%) of each such overdue amount; or (ii) the maximum percentage of any such overdue amount permitted by applicable law as a late charge.  Borrower agrees that the amount of such late charge represents a reasonable estimate of the cost to Equipment Finance of processing a delinquent payment and that the acceptance of any late charge shall not constitute a waiver of default with respect to the overdue amount or prevent Equipment Finance from exercising any other available rights and remedies.  If any payment is made by check and such check is returned to Equipment Finance for any reason, including without limitation, insufficient funds in Borrower’s account, then Borrower shall be assessed a fee equal to the lesser of $30.00 or the maximum permitted by applicable law, in addition to any other late charge or any other fee which may be applicable.

3.4                               Equipment Collateral.  Without limiting the other terms of this Agreement and the other Financing Agreements relating to Collateral the following shall be specifically applicable to the Equipment Collateral.  The Equipment Collateral shall be kept primarily at the location(s) shown on the Schedule(s) hereunder (unless the Equipment Collateral is mobile, in which case it may be moved in the ordinary course of business), and Borrower shall give prompt written notice to Equipment Finance of any change in the location(s) of the Equipment Collateral.  Notwithstanding the foregoing, the Equipment Collateral shall not be moved outside the United States without Equipment Finance’s prior written consent. The Equipment Collateral is not attached, and Borrower shall not permit the Equipment Collateral to become attached, to real estate in such a way that it would be considered part of the realty or designated a “fixture.”  Notwithstanding any presumption of applicable law, and irrespective of any manner of attachment, the Equipment Collateral shall not be deemed real property but shall retain its character as personal property.  However, Borrower shall at the option of Equipment Finance furnish the latter with waiver(s) in recordable form, signed by all persons having an interest in the real estate, of any interest in the Equipment Collateral which is or might be deemed to be prior to Equipment Finance’s interest.  Borrower shall use the Equipment Collateral for business purposes only and operate it by qualified personnel in accordance with applicable manufacturers’ and regulatory maintenance and performance standards.  Borrower shall adhere to reasonable practices for Borrower’s industry and the type of Equipment Collateral, for security against terrorism and other risks.  Borrower shall keep the Equipment Collateral in good working order, condition and repair and shall not waste or destroy the Equipment Collateral or any part thereof; Borrower shall keep the Equipment Collateral appropriately protected from the elements, and shall furnish all required parts and servicing (including any contract service necessary to maintain the benefit of any warranty of the manufacturer); and Borrower shall not use the Equipment Collateral in violation of any statute, ordinance, regulation or order.  Equipment Finance may examine and inspect the Equipment Collateral and any and all books and records of Borrower related to the Equipment Collateral during business hours upon reasonable notice; such right of inspection shall include the right to copy Borrower’s books and records related to the Equipment Collateral and to converse with Borrower’s officers, employees, agents, and independent accountants about the Equipment Collateral.  EQUIPMENT FINANCE MAY SELL OR ASSIGN ANY AND ALL RIGHT, TITLE AND INTEREST IT HAS IN THE EQUIPMENT COLLATERAL AND/OR ARISING UNDER THIS AGREEMENT.  BORROWER SHALL, UPON THE DIRECTION OF EQUIPMENT FINANCE:  1) EXECUTE ALL DOCUMENTS NECESSARY TO EFFECTUATE SUCH ASSIGNMENT AND, 2) PAY DIRECTLY AND PROMPTLY TO EQUIPMENT FINANCE’S ASSIGNEE WITHOUT ABATEMENT, DEDUCTION OR SET-OFF, ALL AMOUNTS WHICH HAVE BECOME DUE UNDER THE ASSIGNED AGREEMENTS.  EQUIPMENT FINANCE’S ASSIGNEE SHALL HAVE ANY AND ALL RIGHTS, IMMUNITIES AND DISCRETION OF EQUIPMENT FINANCE HEREUNDER AND SHALL BE ENTITLED TO EXERCISE ANY REMEDIES OF EQUIPMENT FINANCE HEREUNDER.  ALL REFERENCES HEREIN TO EQUIPMENT FINANCE SHALL INCLUDE EQUIPMENT FINANCE’S ASSIGNEE (EXCEPT THAT SAID ASSIGNEE SHALL NOT BE CHARGEABLE WITH ANY OBLIGATIONS OR LIABILITIES HEREUNDER OR IN RESPECT HEREOF THAT ARISE PRIOR TO THE

DATE OF THE ASSIGNMENT AND ARE RETAINED BY THE ASSIGNOR EQUIPMENT FINANCE).  BORROWER SHALL NOT ASSERT AGAINST EQUIPMENT FINANCE’S ASSIGNEE ANY DEFENSE, COUNTERCLAIM OR SET-OFF WHICH BORROWER MAY HAVE AGAINST EQUIPMENT FINANCE.  BORROWER SHALL NOT ASSIGN OR IN ANY WAY DISPOSE OF ALL OR ANY OF ITS RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT OR ENTER INTO ANY AGREEMENT REGARDING ALL OR ANY PART OF THE EQUIPMENT COLLATERAL WITHOUT THE PRIOR WRITTEN CONSENT OF EQUIPMENT FINANCE, WHICH SHALL NOT BE UNREASONABLY WITHHELD.  IN CONNECTION WITH THE GRANTING OF SUCH CONSENT AND THE PREPARATION OF NECESSARY DOCUMENTATION, A FEE SHALL BE ASSESSED EQUAL TO $3,500 PLUS REASONABLE OUT-OF-POCKET EXPENSES INCURRED BY EQUIPMENT FINANCE.  In the event that Equipment Finance has consented to any lease of the Equipment Collateral, Borrower hereby assigns and grants to Equipment Finance a security interest in any and all rights under any lease(s), to secure all obligations to Equipment Finance, and Borrower shall deliver to Equipment Finance the original of such lease(s).  Borrower hereby appoints Equipment Finance as its attorney-in-fact to sign Borrower’s name and to make non-material amendments (including completing and conforming the description of the Equipment Collateral) on any document in connection with this Agreement, including any document necessary for processing vehicle certificate(s) of title, and to obtain, adjust and settle any insurance required by this Agreement and to endorse any drafts in connection with such insurance.

4                                         CONDITIONS TO ADVANCES.

Notwithstanding any other provisions to the contrary contained in this Agreement, the making of any Advance or the issuance of any Letter provided for in this Agreement shall be conditioned upon the following:

4.1                               Approval of U.S. Bank Counsel.  Legal matters, if any, relating to each such Advance shall have been reviewed by and shall be satisfactory to counsel for U.S. Bank.

4.2                               Compliance.  All representations and warranties contained in this Agreement shall be true on and as of the date of the making of such Advance as if such representations and warranties had been made on and as of such date, and no Default or Matured Default shall have occurred and be continuing or shall exist.

4.3                               Documentation.  Borrower shall have executed and/or delivered to U.S. Bank all of the documents listed on the List of Closing Documents attached as Exhibit 4A, in form and substance acceptable to U.S. Bank.

4.4                               Post Closing Documentation Requirement.  On or before date indicated, Borrower shall have executed and/or delivered to U.S. Bank, the documents listed on the List of Closing Documents attached as Exhibit 4B in form and substance reasonably acceptable to U.S. Bank.  The Borrower’s failure to comply with this Section 4.4, shall (in addition to being a failure of a condition to further Advances), constitute a Matured Default.

4.5                               Schedules.  With respect to the Term Loan A and the Term Loan B, Borrower shall have executed and delivered to Equipment Finance any and all Schedules as may be required by Equipment Finance with respect to Equipment Collateral, and in the case of the Term Loan B, a Term Note B for each Term Loan B Advance.

5                                         SECURITY.

5.1                               Security Interests and Liens.  To secure the payment and performance of the Liabilities, Borrower hereby grants to U.S. Bank a continuing security interest in and to the following property and interests in property of Borrower, whether now owned or existing or hereafter acquired or arising and wherever located: all Accounts, Inventory, Equipment, Farm Products, Goods, General Intangibles, Payment Intangibles, Commercial Tort Claims (specifically described as those Commercial Tort Claims which are proceeds of any of the other herein described collateral), Deposit Accounts, Margin Accounts, Commodity Accounts, Commodity Contracts, Securities Accounts, Investment Property, Instruments, Letter of Credit Rights, Documents, Chattel Paper, Electronic Chattel Paper, Tangible Chattel Paper, all accessions to, substitutions for, and all replacements, products and proceeds of the foregoing (including without limitation, proceeds of insurance policies insuring any of the foregoing), all books and records pertaining to any of the foregoing (including without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records), and all insurance policies insuring any of the foregoing.  Radar Farms, Inc. agrees to continue to grant to U.S. Bank, liens against its leasehold interests in the Property located in the State of Washington, which liens shall continue to be evidenced by Borrower’s Leasehold Deed of Trust (which shall be amended in conjunction with this Agreement and which may be hereafter amended).  If required by Section 5.15, Borrower agrees to grant to U.S. Bank an Assignment of Commodity Accounts and Commodity Contracts.  If at any time after the date of this Agreement any Subsidiary is formed or acquired (as permitted in accordance with Section 8.2), then such Subsidiary shall promptly execute and deliver to U.S. Bank, a guaranty (including representations, warranties and covenants similar to those set forth in this Agreement), security agreements, pledge agreements, mortgages, deeds of trust and such other agreements, documents, instruments and opinions of counsel as U.S. Bank may require and in form and substance acceptable to U.S. Bank, in order to cause such Subsidiary to be jointly and severally liable for the Liabilities and in order to cause substantially all of the assets of such Subsidiary to be Collateral.

5.2                               Endorsement by U.S. Bank.  Borrower authorizes U.S. Bank to endorse, in Borrower’s name, any item, however received by U.S. Bank, representing payment on or other proceeds of any of the Collateral.

5.3                               Delivery of Warehouse Receipts to U.S. Bank.  In the event that Inventory with an aggregate book value in excess of $1,000,000 becomes the subject of a negotiable or nonnegotiable warehouse receipt, said warehouse receipt shall, upon written request of U.S. Bank, be promptly delivered to U.S. Bank with such endorsements and assignments as are necessary to vest title and possession in U.S. Bank.  Provided that a Matured Default does not then exist and would not be created thereby, U.S. Bank shall return such warehouse receipts to Borrower within two (2) Business Days of Borrower’s request, but only for purposes of negotiation, delivery or exchange in the ordinary course of Borrower’s business, and provided, however, that Borrower shall comply with such terms and conditions deemed appropriate by U.S. Bank to secure the return to U.S. Bank of the proceeds of such warehouse receipts, where such return of proceeds would be required in accordance with Borrower’s obligations to U.S. Bank under the Financing Agreements.

5.4                               Preservation of Collateral and Perfection of Security Interests.  U.S. Bank is authorized to file UCC-1 financing statements and amendments thereto in accordance with the Code.  Borrower shall execute and deliver to U.S. Bank, concurrently with the execution of this Agreement and at any time hereafter, all other financing statements (such as fixture filings or effective financing statements or other documents, as U.S. Bank may reasonably request, in a form satisfactory to U.S. Bank, to perfect and keep perfected the security interest in the Collateral granted by Borrower to U.S. Bank and otherwise to protect and preserve the Collateral and U.S. Bank’s security interests. In each case Borrower shall be obligated to pay the cost of filing or recording the same in all public offices deemed necessary by U.S. Bank.  Should Borrower fail to do so, U.S. Bank is authorized to sign any such financing statements (that may require a signature) as Borrower’s agent.  Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.  To the extent required by Equipment Finance to perfect U.S. Bank’s security interest in any Equipment covered by certificates of title, Borrower shall ensure that all such certificates of title are properly noted or endorsed by the appropriate state officials whenever such notation or endorsement is, in U.S. Bank’s sole determination, either permitted or required as a condition to perfection.

5.5                               Loss of Value of Collateral.  Borrower shall immediately notify U.S. Bank of any material loss or decrease in the value of the Collateral.

5.6                               Collection of Accounts; Power of Attorney.  Upon and during the continuation of a Matured Default, Borrower agrees, upon U.S. Bank’s demand, to establish a lockbox into which Account Debtors shall make payments to be applied to the Liabilities pursuant to Section 10.14.  Upon and during the continuation of a Matured Default, Borrower designates, makes, constitutes and appoints U.S. Bank (and all Persons designated by U.S. Bank) as Borrower’s true and lawful attorney-in-fact, with power, in Borrower’s or U.S. Bank’s name, to: (a) demand payment of Accounts; (b) enforce payment of Accounts by legal proceedings or otherwise; (c) exercise all of Borrower’s rights and remedies with respect to proceedings brought to collect an Account; (d) sell or assign any Account upon such terms, for such amount and at such time or times as U.S. Bank deems advisable; (e) settle, adjust, compromise, extend or renew any Account; (f) discharge and release any Account; (g) take control in any manner of any item of payment or proceeds of any Account; (h) prepare, file and sign Borrower’s name upon any items of payment or proceeds and deposit the same to U.S. Bank’s account on account of the Liabilities; (i) endorse Borrower’s name upon any Chattel Paper, Document, Instrument, invoice, warehouse receipt, bill of lading, or similar Document or agreement relating to any Account or any other Collateral; (j) sign Borrower’s name on any verification of Accounts and notices to Account Debtors; (k) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or similar proceeding against any Account Debtor; and (l) do all acts and things which are necessary, in U.S. Bank’s sole discretion, to sell, transfer or otherwise obtain the proceeds of any Collateral or otherwise to fulfill Borrower’s obligations under this Agreement.  The foregoing power of attorney is coupled with an interest and is therefore irrevocable.

5.7                               Account Covenants.  Borrower shall:  (a) promptly upon Borrower’s learning thereof, inform U.S. Bank, in writing, of any material delay in Borrower’s performance of any of Borrower’s obligations to any Account Debtor or of any assertion of any material claims, offsets or counterclaims by any Account Debtor; (b) not permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature in excess of $1,000,000 with respect to any Account without the prior written consent of U.S. Bank; and (c) promptly upon Borrower’s learning thereof, furnish to and inform U.S. Bank of all material adverse information relating to the financial condition of any Account Debtor if Accounts attributable to such Account Debtor aggregate in excess of $1,000,000.

5.8                               Account Records and Verification Rights.  Borrower represents and warrants to and covenants with U.S. Bank that Borrower now keeps and at all times shall keep correct and accurate records relating to the Accounts and the financial and payment records of the Account Debtors, all of which records shall be available upon demand during Borrower’s usual business hours to any of U.S. Bank’s officers, employees or agents.  Any of U.S. Bank’s officers, employees or agents shall have the right at any time, in U.S. Bank’s name, in the name of a fictional nominee or in the name of Borrower, to verify the validity, amount or any other matter relating to any Accounts, by mail, telephone, telegraph or otherwise.  Borrower shall promptly notify U.S. Bank of any amounts that are in dispute for any reason in excess of $1,000,000 which are due and owing from an Account Debtor.

5.9                               Notice to Account Debtors.  U.S. Bank may, in U.S. Bank’s sole discretion, at any time or times upon or during the continuation of a Matured Default, and without prior notice to Borrower, notify any or all Account Debtors and Persons in possession of Inventory that the Accounts have been assigned to U.S. Bank and that U.S. Bank has been granted a security interest therein and may direct any or all Account Debtors to make all payments upon the Accounts directly to U.S. Bank or to a lockbox to be established pursuant to Section 5.6.  U.S. Bank shall furnish Borrower with a copy of such notice.

5.10                        Inventory Records.  Borrower represents and warrants to and covenants with U.S. Bank that Borrower now keeps and at all times shall keep correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower’s costs and selling prices of Inventory and daily withdrawals and additions of Inventory, all of which records shall be available on demand during Borrower’s usual business hours to any of U.S. Bank’s officers, employees or agents.

5.11                        Special Collateral.  Immediately upon Borrower’s receipt thereof and upon request by U.S. Bank, Borrower shall (except as provided for in Section 5.3 with regard to warehouse receipts) deliver or cause to be delivered to U.S. Bank, with such endorsements and assignments as are necessary to vest title and possession in U.S. Bank, all Chattel Paper, Instruments and Documents which Borrower now owns or which Borrower may at any time acquire.  Borrower shall promptly mark all copies of such Chattel Paper, Instruments and Documents to show that they are subject to U.S. Bank’s security interest.

5.12                        Remittance of Proceeds to U.S. Bank.  Except as otherwise provided in Section 5.6, in the event any proceeds of any Collateral (other than proceeds of Inventory or Accounts received in the ordinary course of business) shall come into the possession of Borrower (or any of Borrower’s Owners, directors, officers, managers, employees, agents or any Persons acting for or in concert with Borrower), Borrower or such Person shall receive, as the sole and exclusive property of U.S. Bank, and as trustee for U.S. Bank, all monies, checks, notes, drafts and all other payments for and/or other proceeds of Collateral, and no later than the first Business Day following receipt, Borrower shall remit the same (or cause the same to be remitted), in kind, to U.S. Bank or to such agent or agents (at such agent’s or agents’ designated address or addresses) as are appointed by U.S. Bank for that purpose, to be applied to the Liabilities pursuant to Section 10.14.

5.13                        Safekeeping of Collateral.  U.S. Bank shall not be responsible for:  (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or any other Person relating to the Collateral.  All risk of loss, damage, destruction or diminution in value of the Collateral shall be borne by Borrower.

5.14                        Sales and Use of Collateral.  Except as set forth in this Section, in Section 3 (with respect to Equipment Collateral) or in Section 8.6, Borrower shall not sell, lease, transfer or otherwise dispose of any Collateral.  So long as there shall not have occurred and be continuing a Matured Default, Inventory may be sold, stored and shipped by Borrower in the ordinary course of Borrower’s business, but shall not otherwise be taken or removed from Borrower’s premises or approved third party locations, except for raw materials or work in process for the purpose of conversion into finished Goods.  Upon and during the occurrence of a Matured Default and if U.S. Bank so notifies Borrower in writing, neither Inventory nor any other Collateral shall be sold or taken or removed from Borrower’s premises or approved third party locations, except with the prior written consent of U.S. Bank and upon payment of an amount equivalent to the value of the Collateral to be sold or removed, such amounts to be paid to U.S. Bank to be applied upon the Liabilities.  So long as a Matured Default shall not have occurred and be continuing, Collateral may be used by Borrower in the ordinary course of Borrower’s business, subject to U.S. Bank’s continuing security interest.  Upon and during the continuation of a Matured Default and if U.S. Bank so notifies Borrower in writing, Collateral shall not be used except with the prior written consent of U.S. Bank.

5.15                        Margin Accounts.  If Borrower establishes or at any time maintains a Margin Account with a balance in excess of $1,000,000, such Margin Account shall be kept with a broker designated by Borrower and reasonably acceptable to U.S. Bank (“Broker”).  Borrower represents and warrants to U.S. Bank that:  (a) Borrower is now the owner, free and clear of all liens, security interests and encumbrances, except for those in favor of U.S. Bank or Broker, of any and all Margin Accounts which are listed in any financial statements or books and records of Borrower as being the property of Borrower; and (b) except as otherwise permitted by this Agreement, Borrower owns no open futures positions which are not either covered by existing, unsold Inventory or covered by reciprocal contracts for future delivery of the product by reliable sellers, or directly related to Inventory which Borrower plans to purchase in the ordinary course of Borrower’s business. If Borrower establishes or at any time maintains a Margin Account with a balance in excess of $1,000,000, Borrower, the Broker and U.S. Bank will execute an Assignment of Commodity Accounts and Commodity Contracts.  All of U.S. Bank’s rights under such Assignment of Commodity Accounts and Commodity Contracts shall be in addition to U.S. Bank’s rights hereunder, and shall also apply to any Margin Accounts that are maintained, in violation of this Agreement, with any Person other than the Broker.  Borrower warrants that the Margin Accounts will be used solely for the hedging of Borrower’s investments in Inventory and not for speculative purposes.

5.16                        Trademark License.  Borrower grants to U.S. Bank as of the effective date of this Agreement, and U.S. Bank accepts for the term of this Agreement, a non-exclusive world-wide royalty-free license to use the Marks on or in connection with the marketing, distribution and sale of Inventory upon and during the continuance of a Matured Default, subject to the terms of this Agreement.  U.S. Bank shall have no right to grant sublicenses under this grant; provided, however, U.S. Bank may grant a sublicense to a Marks Affiliate.  Borrower shall not assign any right, title or interest in and to any of the Marks without the prior written consent of U.S. Bank, but may grant non-exclusive licenses to use the Marks in the ordinary course of its business.  The license shall be effective as of the Closing Date and shall remain in full force and effect until the earlier to occur of: (a) the first date after the occurrence of a Matured Default on which U.S. Bank has completed its liquidation of any Inventory bearing the Marks, or (b) the date on which all of the Liabilities have been Paid in Full.  Upon termination of the license, U.S. Bank agrees to immediately discontinue all use of the Marks, including any colorable imitations thereof.  U.S. Bank acknowledges and agrees that Borrower is the owner of the Marks, that all use of the Marks inures to the benefit of Borrower, that it will not take any action which is inconsistent with Borrower’s ownership of the Marks and that upon the termination of the license, all rights in the Marks, including the goodwill connected therewith, shall remain the property of Borrower, subject to any assignments thereof to which U.S. Bank has given its prior written consent.  U.S. Bank recognizes the value of the good will associated with the Marks and, in such connection, acknowledges that such good will exclusively belongs to Borrower, subject to the security interest therein in favor of U.S. Bank and subject to any assignments thereof to which U.S. Bank has given its prior written consent.  Borrower shall be solely responsible and may exercise its sole discretion in deciding whether to apply for and prosecute trademark applications for the Marks, and whether to maintain any registrations that may or have issued therefor.  In the case of any infringement of the Marks, Borrower shall have complete discretion whether to institute proceedings against such third party for infringement of such trademarks, and such other related counts as are available and reasonable, such proceedings to be controlled by Borrower.  U.S. Bank shall join in such proceedings only if required by law, and in such event, the attorneys’ fees and other costs, reasonably incurred by U.S. Bank shall be reimbursed by Borrower in accordance with Section 10.2.  At the request of Borrower, U.S. Bank agrees to be represented in such proceedings by the attorney representing Borrower.  Upon and during the continuance of a Matured Default, any recovery from such proceeding attributable to infringement by a third party using a mark confusingly similar to the Marks, whether by judgment or settlement, shall be applied to the Liabilities, with any remainder of the recovery after full satisfaction of all the Liabilities, going to Borrower.

5.17                        Real Property.  Borrower shall pay all costs associated with the recording of the Amendment to Leasehold Deed of Trust referred to in Section 5.1, together with any subsequent amendments thereto, with the appropriate authorities, and shall take all other actions requested by U.S. Bank in order to vest in U.S. Bank a perfected lien on the leasehold in each such parcel of real property described therein, subject to no other liens, claims or encumbrances, except those expressly acknowledged thereby.

5.18                        Title Insurance.  Borrower shall cooperate with U.S. Bank to obtain delivery to U.S. Bank of title insurance, insuring U.S. Bank’s mortgagee’s interest, in accordance with the title insurance commitment delivered to U.S. Bank pursuant to Section 4.3, which cooperation shall be deemed to include without limitation, doing all things necessary to satisfy the requirements set forth in said title insurance commitment or other requirements of the issuer thereof (including without limitation, the payment of premiums).  U.S. Bank shall have the right to request such title insurance commitment updates at such times as U.S. Bank, in its sole discretion, shall deem appropriate, and shall have the right to instruct the issuer of the title insurance commitment to set forth as added requirements such things as would be necessary to eliminate added exceptions to coverage.

6                                         WARRANTIES.

Borrower represents and warrants that:

6.1                               Litigation and Proceedings.  Except as set forth on Part 1 of Exhibit 6A, no judgments are outstanding against Borrower, nor is there pending or threatened any litigation, contested claim, or governmental proceeding by, against or with respect to Borrower as of the date of this Agreement.  After the date of this Agreement, no judgments are outstanding against Borrower, nor is there pending or threatened any litigation, contested claim, or governmental proceeding by, against or with respect to Borrower, (a) except to the extent they relate back to matters disclosed on Part 1 of Exhibit 6A (for example, a disclosed claim results in a judgment that could be anticipated from the description of a disclosed claim), and (b) except for judgments and pending or threatened litigation, contested claims and governmental proceedings which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business.

6.2                               Other Agreements.  Except as set forth on Part 2 of Exhibit 6A, Borrower is not in default under any contract, lease or commitment to which Borrower is a party or by which Borrower is bound except those defaults which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business.  Borrower knows of no dispute, except as set forth on Part 2 of Exhibit 6A, relating to any contract, lease, or commitment except those disputes which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business.

6.3                               Licenses, Patents, Copyrights, Trademarks and Trade Names.  Part 3 of Exhibit 6A sets forth all of Borrower’s (a) federal, state and foreign patents, (b) registered copyrights, trademarks and trade names, (c) applications for any registrations of patents, copyrights, trademarks and trade names, and (d) written license agreements authorizing Borrower to use intellectual property owned by others (other than click through, shrink wrap or similar license agreements), as updated from time to time by Borrower.  Except as set forth on Part 3 of Exhibit 6A, there is no action, proceeding, claim or complaint pending or, to Borrower’s knowledge, threatened to be brought against Borrower by any Person which could reasonably be expected to jeopardize any of Borrower’s interest in any of the foregoing patents, copyrights, trademarks, trade names, applications or licenses, except those which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business.

6.4                               Collateral.  Except as permitted under Section 8.1 and except as set forth on Part 4 of Exhibit 6A, all of the Collateral is free and clear of all security interests, liens, claims and encumbrances.  No Goods held by Borrower on consignment or under sale or return contracts have been represented to be Inventory and no amounts receivable by Borrower in respect of the sale of such Goods (except markups or commissions which have been fully earned by Borrower) have been represented to be Accounts.  All Producer Payables which are owing to suppliers of any of the Collateral have been paid when due, other than those being contested in good faith by Borrower, and no Person to whom such Producer Payables are owed has demanded turnover of any Collateral or proceeds thereof.   Borrower has adequate procedures in place to ensure that Collateral purchased by Borrower is free of security interests in favor of Persons other than U.S. Bank in accordance with the Federal Food Security Act.  Borrower will furnish, at U.S. Bank’s request, the names and addresses of all Persons who supply Inventory to Borrower or who deliver Goods to Borrower on consignment or under sale or return contracts.

6.5                               Location of Assets; Chief Executive Office.  The chief executive office of Borrower is located at 5415 East High Street, Suite 350, Phoenix, AZ  85054 and Borrower’s assets (including without limitation, Inventory and Equipment) are all located in the locations set forth on Part 5 of Exhibit 6A as updated from time to time by Borrower.  As of the execution of this Agreement, the books and records of Borrower, and all of Borrower’s Chattel Paper and records of account are located at the chief executive office of Borrower.  If Borrower shall intend to make any change in any of such locations, Borrower shall notify U.S. Bank at least 30 days prior to such change.

6.6                               Tax Liabilities.  Borrower has filed all federal, state and local tax reports and returns required by any law or regulation to be filed by Borrower and has either duly paid all taxes, duties and charges indicated to be due on the basis of such returns and reports or has made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.  The reserves for taxes reflected on Borrower’s balance sheet are adequate in amount for the payment of all liabilities for all taxes (whether or not disputed) of Borrower accrued through the date of such balance sheet.  There are no material unresolved questions or claims concerning any tax liability of Borrower, except as described on Part 6 of Exhibit 6A.

6.7                               Indebtedness and Producer Payables.  Except as contemplated by this Agreement, as disclosed on Part 7 of Exhibit 6A and as disclosed on the financial statements identified in Section 6.14, Borrower has no other indebtedness, contingent obligations or liabilities, outstanding bonds, letters of credit or acceptances to any other Person or loan commitments from any other Person, other than accounts payable incurred in the ordinary course of business.

6.8                               Other Names.  Borrower has not, during the preceding five (5) years, been known by or used any names other than those disclosed on Part 8 of Exhibit 6A.

6.9                               Affiliates.  Borrower has no Affiliates, other than its directors, officers, agents and employees and those Persons disclosed on Part 9 of Exhibit 6A as updated from time to time by Borrower, and the legal relationships of Borrower to each such Affiliate are accurately and completely described thereon.

6.10                        Environmental Matters.  Except as disclosed on Part 10 of Exhibit 6A, (a) Borrower has not received any notice to the effect, and does not have any knowledge, that the Property or its operations are not in compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations (“Environmental Laws”) or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action could have a material adverse effect on the business, operations, Property, assets or conditions (financial or otherwise) of Borrower; (b) there have been no releases of hazardous materials at, on or under the Property that, singly or in the aggregate could have a material adverse effect on the business, operations, Property, assets or conditions (financial or otherwise) of Borrower; (c) there are no underground storage tanks, active or abandoned, including without limitation petroleum storage tanks, on or under the Property that, singly or in the aggregate could have a material adverse effect on the business, operations, Property, assets or conditions (financial or otherwise) of Borrower; and (d) no conditions exist at, on or under the Property which, with the giving of notice, would rise to any material liability under any Environmental Laws.

6.11                        Existence.  Each Borrower is duly organized and in good standing under the laws of the State of its incorporation or organization, as applicable, and is duly qualified to do business and is in good standing in all states where such qualification is necessary, except for those jurisdictions in which the failure so to qualify would not, in the aggregate, have a material adverse effect on Borrower’s financial condition, results of operations or business.

6.12                        Authority.  The execution and delivery by Borrower of this Agreement and all of the other Financing Agreements and the performance of Borrower’s obligations hereunder and thereunder: (a) are within Borrower’s powers; (b) are duly authorized by Borrower’s board of directors or board of managers (as applicable) and, if necessary, Borrower’s Owners (and their respective governing boards, members or governing persons, as applicable); (c) are not in contravention of the terms of Borrower’s articles of incorporation, bylaws, articles or certificate of organization, or operating agreements (as applicable); (d) are not in contravention of any law or laws, or of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or any of Borrower’s property is bound; (e) do not require any consent, registration or approval of any Governmental Authority or of any other Person, except such consents or approvals as have been obtained; (f) do not contravene any contractual restriction or Governmental Requirement binding upon Borrower; and (g) will not, except as contemplated or permitted by this Agreement, result in the imposition of any lien, charge, security interest or encumbrance upon any property of Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or Instrument to which Borrower is a party or by which Borrower or any of Borrower’s property may be bound or affected.  Borrower shall deliver to U.S. Bank, upon U.S. Bank’s request, a written opinion of counsel as to the matters described in the foregoing clauses (a) through (g).

6.13                        Binding Effect.  This Agreement and all of the other Financing Agreements set forth the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

6.14                        Correctness of Financial Statements.  The financial statements delivered from time to time by Borrower to U.S. Bank present fairly the financial condition of Borrower, and have been prepared in accordance with GAAP consistently applied.  Since the date of the most recent financial statements delivered to U.S. Bank there has been no materially adverse change in the condition or operations of Borrower.

6.15                        Employee Controversies.  There are no controversies pending or threatened between Borrower or any of Borrower’s employees, other than employee grievances arising in the ordinary course of Borrower’s business or which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business.

6.16                        Compliance with Laws and Regulations.  Borrower is in compliance with all Governmental Requirements relating to the business operations and the assets of Borrower, except for violations of Governmental Requirements which would not have a material adverse effect on the value of the Collateral or U.S. Bank’s interest in any of the Collateral and, in the aggregate, would not have a material adverse effect on Borrower’s financial condition, results of operations or business.

6.17                        Account Warranties.  Borrower warrants and represents to U.S. Bank that:  (a) except as disclosed to U.S. Bank from time to time in writing, all Accounts which are at any time reflected on Borrower’s financial statements delivered to U.S. Bank pursuant to Section 7.1 are genuine, in all respects what they purport to be, have not been reduced to any judgment, are evidenced by not more than one executed original agreement, contract or document, and represent undisputed, bona fide transactions completed in accordance with the terms and conditions of any related document; (b) the Accounts have not been pledged, sold or assigned to any Person other than U.S. Bank; and (c) except as disclosed to U.S. Bank from time to time in writing, Borrower has no knowledge of any fact or circumstance which would impair the validity or collectibility of any of the Accounts that in the aggregate are material in amount.

6.18                        Inventory Warranties.  Borrower warrants and represents to U.S. Bank that:  (a) except for Goods covered by Documents which have been delivered to U.S. Bank, and except as promptly disclosed to U.S. Bank from time to time in writing, all Inventory is located on the premises described in Section 6.5 or is in transit; and (b) except as promptly disclosed to U.S. Bank from time to time in writing, all Inventory shall be of good and merchantable quality, free from any defects which might affect the market value of such Inventory.

6.19                        Solvency.  Borrower is solvent, able to pay Borrower’s debts generally as such debts mature, and has capital sufficient to carry on Borrower’s business and all businesses in which Borrower is about to engage.  The saleable value of Borrower’s total assets at a fair valuation, and at a present fair saleable value, is greater than the amount of Borrower’s total obligations to all Persons (taking into account, as applicable, rights of contribution, subrogation and indemnity with regard to obligations shared with others).  Borrower will not be rendered insolvent by the execution or delivery of this Agreement or of any of the other Financing Agreements or by the transactions contemplated hereunder or thereunder.

6.20                        Pension Reform Act.  No events, including without limitation, any “reportable event” or “prohibited transactions,” as those terms are defined in the Employee Retirement Income Security Act of 1974 as the same may be amended from time to time (“ERISA”), have occurred in connection with any type of plan, arrangement, association or fund covered by ERISA in which any personnel of Borrower or an Affiliate which is under common control with Borrower (within the meaning of applicable provisions of the IRC) participate (“Benefit Plans”).  The Benefit Plans are otherwise in compliance with all applicable provisions of ERISA and the IRC and meet the minimum funding standards of ERISA and the IRC.

6.21                        Margin Security.  Borrower does not own any margin security and none of the loans advanced hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulations T, U or X of the Board of Governors of the Federal Reserve System.

6.22                        Survival of Warranties.  All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall continue to be true and correct (subject to the qualifications set forth therein) from the date of this Agreement until the Liabilities shall be paid in full and U.S. Bank shall cease to be committed to make loans under this Agreement.

7                                         AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as U.S. Bank remains committed to make Loans or issue Letters under this Agreement:

7.1                               Financial and Other Information.  Except as otherwise expressly provided for in this Agreement, Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings and transactions of or in relation to the business and affairs of Borrower, in accordance with generally accepted accounting principles consistently applied, and Borrower shall cause to be furnished to U.S. Bank, from time to time and in a form acceptable to U.S. Bank, such information as U.S. Bank may reasonably request, including without limitation, the following:

(a) as soon as practicable and in any event within ninety (90) days after the end of each fiscal year of Borrower, (i) audited consolidated statements of income, retained earnings and cash flow of Borrower for each year, and a consolidated balance sheet of Borrower for such year, setting forth in each case, in comparative form, corresponding figures as of the end of the preceding fiscal year, all in reasonable detail and satisfactory in scope to U.S. Bank and certified to Borrower by such independent public accountants as are selected by Borrower and satisfactory to U.S. Bank, whose opinion shall be in scope and substance satisfactory to U.S. Bank, and (ii) and (ii) a compliance certificate of the chief financial officer of Borrower in substantially the form attached as Exhibit 7A (“Compliance Certificate”);

(b) as soon as practicable and in any event within forty five (45) days after the end of each quarterly accounting period in each fiscal year of Borrower: (i) consolidated financial statements in the 10-Q form as presented to the Securities and Exchange Commission, and certified as accurate by the chief financial officer of Borrower, and (ii) a Compliance Certificate, with the fiscal year end Compliance Certificate to be considered “preliminary” and subject to change with the results of the fiscal year end audit;

(c) as soon as practicable and in any event within forty five (45) days after the end of each monthly accounting period in each fiscal year of Borrower: consolidated statements of income and retained earnings of Borrower for such monthly period, and a consolidated balance sheet of Borrower as of the end of such monthly period, all in reasonable detail and certified as accurate by the chief financial officer of Borrower; and

(d) as soon as practicable and in any event not later than thirty (30) days prior the end of each fiscal year, an annual budget for Borrower for the following fiscal year.

7.2                               Conduct of Business.  Except as contemplated by this Agreement, Borrower shall:  (a) maintain Borrower’s existence and maintain in full force and effect all licenses, bonds, franchises, leases, patents, contracts and other rights necessary to the conduct of Borrower’s business; (b) continue in, and limit Borrower’s operations to, the same general line of business as that presently conducted by Borrower; (c) comply with all Governmental Requirements, except for such violations of Governmental Requirements which would not, in the aggregate, have a material adverse effect on Borrower’s financial condition, results of operations or business; (d) keep and conduct Borrower’s business separate and apart from the business of Borrower’s Affiliates; and (e) otherwise do all things necessary to make the Representations and Warranties set forth in Section 6 of this Agreement true and correct (subject to the qualifications set forth therein) at all times.

7.3                               Maintenance of Properties.  Borrower shall keep Borrower’s real estate, leaseholds, equipment and other fixed assets in good condition, repair and working order, normal wear and tear excepted, and shall not allow Borrower’s chief executive office or any of the Collateral to be moved from the locations set forth in Section 6.5 (or to be placed on consignment) without the written consent of U.S. Bank, which consent shall not be unreasonably withheld.  Borrower shall keep the Inventory in good and merchantable condition and shall, as applicable, clean, feed, shelter, store, secure, refrigerate, water, medicate, fumigate, fertilize, cultivate, irrigate, prune, process and otherwise maintain the Inventory in accordance with the standards and practices adhered to generally by others in the same businesses as Borrower.

7.4                               Borrower’s Liability Insurance.  Borrower shall maintain, at Borrower’s expense, such liability insurance (including as applicable commercial general liability insurance, products liability insurance and workman’s compensation insurance) as is ordinarily maintained by other companies in similar businesses.  All such policies of insurance shall be in form and with insurers reasonably acceptable to U.S. Bank and evidence thereof, together, shall be provided to U.S. Bank within ten (10) days of Borrower’s receipt of the same.

7.5                               Borrower’s Property Insurance.  Subject to the requirements of applicable law, Borrower shall bear the full risk of loss from any cause of any nature whatsoever in respect to the Collateral.  At Borrower’s own cost and expense, Borrower shall keep all Collateral insured, with carriers, and in amounts reasonably acceptable to U.S. Bank, against the hazards of fire, theft, collision, spoilage, hail, those covered by extended or all risk coverage insurance and such others as may be reasonably required by U.S. Bank.  Borrower shall cause to be delivered to U.S. Bank the insurance policies or proper certificates evidencing the same.  Such policies shall provide in a manner satisfactory to U.S. Bank that any losses under such policies shall be payable first to U.S. Bank, as U.S. Bank’s interest may appear.  Each such policy shall include a provision for written notice to U.S. Bank not less than thirty (30) days prior to any cancellation or expiration and show U.S. Bank, as mortgagee and loss payee as provided in a form of loss payable endorsement in form and substance satisfactory to U.S. Bank.  In the event of any loss covered by any such policy in excess of $1,000,000, the carrier named in such policy is directed by Borrower to make payment for such loss to U.S. Bank, and not to Borrower.  Borrower makes, constitutes and appoints U.S. Bank (and all Persons designated by U.S. Bank) as Borrower’s true and lawful agent and attorney-in-fact, with power to make, settle or adjust claims in any amount if a Matured Default has occurred and is continuing, and in excess of $1,000,000 if no Matured Default has occurred and is continuing, under such policies of insurance (provided, however, that so long as no Matured Default has occurred and is continuing, U.S. Bank shall consult with Borrower prior to finally making, settling or adjusting claims under such policies of insurance in excess of $1,000,000 and will not settle such claims without Borrower’s consent, which consent will not be unreasonably withheld).  The foregoing power of attorney is coupled with an interest and is therefore irrevocable.  If payment as a result of any insurance losses in any amount if a Matured Default has occurred and is continuing, and in excess of $1,000,000 if no Matured Default has occurred and is continuing, shall be paid by check, draft or other Instrument payable to Borrower, or to Borrower and U.S. Bank jointly, U.S. Bank may endorse the name of Borrower on such check, draft or other Instrument, and may do such other things as U.S. Bank may deem advisable to reduce the same to cash.  Subject to the provisions of Borrower’s Leasehold Deed of Trust referred to in Section 5.1, all loss recoveries received by U.S. Bank on account of any such insurance may be applied and credited by U.S. Bank to the Liabilities.  U.S. Bank shall pay to Borrower any unapplied or unused surplus of insurance proceeds.  Borrower shall pay to U.S. Bank, on demand, the amount of any deficiency in the Collateral reasonably determined by U.S. Bank to exist after the application of insurance proceeds to the Liabilities.  If Borrower fails to procure insurance as provided in this Agreement, or to keep the same in force, or fails to perform any of Borrower’s other obligations pursuant to this Section 7.5, then U.S. Bank may, at the option of U.S. Bank, and without obligation to do so, obtain such insurance and pay the premium thereon for the account of Borrower, or make whatever other payments U.S. Bank may deem appropriate to protect its security for the Liabilities.  Any such payments shall be additional Liabilities, payable on demand and secured by the Collateral.  To the extent the provisions relating to insurance in the Leasehold Deed of Trust are different from the provisions relating to insurance in this Section 7.5, the provisions relating to insurance in the mortgage, deed of trust, leasehold mortgage or leasehold deed of trust shall be controlling with respect to the Property covered thereby.

7.6                               Financial Covenants and Ratios.  (a) Borrower shall maintain at the end of each fiscal quarter of Borrower:  (i) a Leverage Ratio of not more than 3.25 to 1.0; and (ii) a Fixed Charge Coverage Ratio of not less than 1.20 to 1.0, and (b) Borrower shall maintain at the end of each fiscal quarter of Borrower at which the sum of (i) the aggregate principal amount of the Line of Credit Loan Liabilities, and (ii) the aggregate amount of the LC Obligations is in excess of $12,500,000, an Asset Coverage Ratio of not less than 1.75 to 1.0.

7.7                               Benefit Plans.  Borrower shall:  (a) keep in full force and effect any and all Benefit Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Benefit Plans can be terminated without material liability to Borrower in connection with such termination (as distinguished from any continuing funding obligation); (b) make contributions to all Benefit Plans in a timely manner and in an amount sufficient to comply with the requirements of ERISA; (c) comply with all requirements of ERISA which relate to such Benefit Plans; and (d) notify U.S. Bank immediately upon receipt by Borrower of any notice of the institution of any proceeding or other action relating to any Benefit Plans that would reasonably be expected to have a material adverse effect on Borrower or its financial condition.

7.8                               Notice of Suit, Adverse Change in Business or Default.  Borrower shall, as soon as possible, and in any event within five (5) days after Borrower learns of the following, give written notice to U.S. Bank of: (a) any proceeding being instituted or threatened to be instituted by or against Borrower in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) for which claimed damages exceed $1,000,000; (b) any material adverse change in the business, assets or condition, financial or otherwise, of Borrower; and (c) the occurrence of any Default.

7.9                               Use of Proceeds.  Borrower shall use Advances only for the purposes stated in Section 2.4 and for no other purpose.

8                                         NEGATIVE COVENANTS.

Borrower covenants and agrees that so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as U.S. Bank remains committed to make Loans or issue Letters under this Agreement (unless U.S. Bank shall give U.S. Bank’s prior written consent):

8.1                               Encumbrances.  Except for those liens, security interests and encumbrances presently in existence and reflected in Borrower’s financial statements referred to in Section 6.14 and disclosed in Exhibit 6A under Section 6.4, Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, capitalized lease, levy, assessment, attachment, seizure, writ, distress warrant, or other encumbrance of any nature whatsoever on or with regard to any of Borrower’s assets (including without limitation, the Collateral) other than:  (a) liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which Borrower shall, if appropriate under generally accepted accounting principles, have set aside on Borrower’s books and records adequate reserves; (b) liens securing deposits under workmen’s compensation, unemployment insurance, social security and other similar laws, or securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing indemnity, performance or other similar bonds for the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing statutory obligations or surety bonds, or securing indemnity, performance or other similar bonds in the ordinary course of Borrower’s business, which are not past due; (c) liens securing appeal bonds securing judgments not in excess of $1,000,000; (d) liens and security interests in favor of U.S. Bank; (e) liens securing the interests of Broker in any Margin Account; (f) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Borrower’s real property, and other liens, security interests and encumbrances on property which are subordinate to the liens and security interests of U.S. Bank and which do not, in U.S. Bank’s sole determination: (i) materially impair the use of such property, or (ii) materially lessen the value of such property for the purposes for which the same is held by Borrower; and (g) purchase money security interests securing amounts relating to such items of equipment as are specifically consented to by U.S. Bank (provided that no such purchase money security interests shall extend to or cover other property of Borrower other than the items of equipment so acquired).

8.2                               Consolidations, Mergers or Acquisitions.  Borrower shall not recapitalize or consolidate with, merge with, or otherwise acquire (including by the formation or acquisition of a Subsidiary) all or substantially all of the assets or properties of any other Person, except: (a) a Borrower may acquire the assets of or merge with another Borrower; and (b) provided that no Matured Default has occurred and is continuing or would result thereby, (i) Borrower may make other acquisitions or enter into other mergers, not to exceed $2,000,000 in the aggregate of exchange or transfer value in any fiscal year of Borrower (excluding the $10,000,000 single acquisition permitted below) and (ii) Borrower may make other acquisitions or enter into other mergers, not to exceed $10,000,000 in the aggregate of exchange or transfer value in a single transaction in any one fiscal year of Borrower, subject to a pro forma Leverage Ratio not to exceed 2.50 to 1.0 after giving effect to the transaction, provided, in each case, that a merger involving Inventure, Inventure is the survivor of any such merger, and in the case of a merger involving any other Borrower, a Change of Control does not occur.

8.3                               Deposits, Investments, Advances or Loans.  Borrower shall not make or permit to exist deposits, investments, advances or loans (other than loans existing on the date of the execution of this Agreement and disclosed to U.S. Bank in writing on or prior to such date) in or to Affiliates or any other Person, except:  (a) investments in short term direct obligations of the United States Government; (b) investments in certificates of deposit issued by a bank satisfactory to U.S. Bank in U.S. Bank’s reasonable determination, (c) loans to officers, directors, employees, Owners or Affiliates as and when permitted by Section 8.8; (d) Deposit Accounts; and (e) other demand deposits not to exceed $100,000 in the aggregate.  Borrower shall not permit to exist any other depository account for the receipt of payments in respect of Collateral of any type whatever, except the account referred to in Section 5.6.

8.4                               Indebtedness.  Except for those obligations and that indebtedness presently in existence and reflected in Borrower’s financial statements referred to in Section 6.14 or referred to in Section 6.7, Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, direct or indirect, fixed or contingent, including obligations under capitalized leases, except:  (a) the Liabilities; (b) obligations secured by liens or security interests permitted under Section 8.1 or contingent obligations permitted under Section 8.5; and (c) trade obligations, Producer Payables and normal accruals in the ordinary course of Borrower’s business not yet due and payable, or with respect to which Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent that Borrower has set aside on Borrower’s books adequate reserves, if appropriate under generally accepted accounting principles.

8.5                               Guaranties and Other Contingent Obligations.  Except as permitted under Section 8.4, Borrower shall not guaranty, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of such Person or through the purchase of Goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such Person or otherwise, except:  (a) for endorsements of negotiable Instruments for collection in the ordinary course of business; and (b) that Borrower may indemnify Borrower’s officers, directors and managers to the extent permitted under the laws of the State in which Borrower is incorporated or organized, as applicable, and may indemnify (in the customary manner) underwriters and any selling shareholders in connection with any public offering of Borrower’s securities.

8.6                               Disposition of Property.  Except as permitted by Section 5.14, or except for the disposition of obsolete or worn out property in the ordinary course of business, Borrower shall not sell, lease, transfer or otherwise dispose of the Collateral.

8.7                               Intentionally Omitted.

8.8                               Loans to Affiliates.  Except for advances for travel and expenses to Borrower’s officers, directors, managers, general partners or employees in the ordinary course of Borrower’s business, Borrower shall not make any loans to any Affiliates or Owners of Borrower.

8.9                               Distributions in Respect of Equity, Prepayment of Debt.  Borrower shall not directly or indirectly:  (a) pay any dividends or make any distributions in respect of or redeem any of Borrower’s equity interests, except that Borrower may, provided that no Matured Default has occurred and is continuing or would result therefrom, make such distributions as are necessary to reflect the amount of income tax liability passed through to Borrower’s Owners; or (b) prepay any principal, interest or other payments on or in connection with any indebtedness of Borrower other than the Liabilities.

8.10                        Amendment of Organizational Documents.  Borrower shall not amend Borrower’s articles of incorporation, bylaws, articles or certificate of organization, operating agreements or any other agreement, instrument or document affecting Borrower’s organization, management or governance or form any Subsidiaries, except, in each case, to facilitate a merger or acquisition permitted by Section 8.2.

8.11                        Use of Names.  Except as set forth in this Section 8.11, Borrower shall not use any trademarks or trade names with respect to Inventory except for such trademarks or trade names as have been properly licensed to U.S. Bank.  Borrower may package Inventory for sale to customers using those customer’s trademarks or trade names provided that: (a) the customer is creditworthy, in the reasonable determination of U.S. Bank; and (b) the Inventory so packaged is covered by a purchase order from the customer (or is reasonably expected by Borrower to be covered by a purchase order from the customer within 10 days of the date the Inventory is ready to be sold).

9                                         DEFAULT AND RIGHTS AND REMEDIES.

9.1                               Liabilities.  Except as provided in Section 2.8 (regarding automatic termination of the Commitment and acceleration of the Liabilities in certain events), upon a Matured Default, any or all of the Liabilities may, at the option of U.S. Bank, and without demand or notice of any kind, be declared, and thereupon shall become, immediately due and payable, and, at the option of U.S. Bank, the Commitment shall be terminated.

9.2                               Rights and Remedies Generally.  Upon a Matured Default, U.S. Bank shall have, in addition to any other rights and remedies contained in this Agreement or in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws, all of which rights and remedies shall be cumulative and nonexclusive, to the extent permitted by law.  In addition to all such rights and remedies, the sale, lease or other disposition of all or any part of the Collateral by U.S. Bank after a Matured Default, may be for cash, credit or both, and U.S. Bank may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may setoff the amount of such purchase price against the Liabilities then owing.  Any sales of the Collateral may involve the sale of portions of the Collateral at different times, and at different locations, and may, at U.S. Bank’s option, be held at a site or sites different from the site at which all or any part of the Collateral is located.  Any such sales, at U.S. Bank’s option, may be in conjunction with or separate from the foreclosure of any mortgage or deed of trust on any Collateral consisting of real property, and may be adjourned from time to time with or without notice.  U.S. Bank may, in its sole discretion, cause the Collateral to remain on Borrower’s premises, at Borrower’s expense, pending sale or other disposition of the Collateral.  U.S. Bank shall have the right to conduct such sales on Borrower’s premises, at Borrower’s expense, or elsewhere, on such occasion or occasions as U.S. Bank may see fit.

9.3                               Entry upon Premises.  Upon a Matured Default, U.S. Bank shall have the right to enter upon the premises of Borrower at which any of the Collateral is located (or is believed to be located) without incurring any obligation to pay rent to Borrower, or any other place or places where the Collateral is located (or is believed to be located) and kept, and remove the Collateral therefrom to the premises of U.S. Bank or any agent of U.S. Bank, for such time as U.S. Bank may desire, in order to effectively collect or liquidate the Collateral, or U.S. Bank may require Borrower to assemble the Collateral and make it available to U.S. Bank at a place or places to be designated by U.S. Bank which is reasonably convenient to both parties.  Borrower expressly agrees that U.S. Bank may, if necessary to gain occupancy to the premises at which Collateral is located (or is believed to be located), without further notice to Borrower:  (a) hire Borrower’s employees to assist in the loading and transportation of such Collateral; (b) utilize Borrower’s equipment for use in such operation; (c) cut or otherwise temporarily move or remove any barbed wire or other fencing or similar boundary-maintenance devices; and (d) pick or otherwise render inoperative any locks on any property not customarily inhabited by people.  Borrower agrees that any such actions authorized by this Section shall be authorized and not a breach of the peace if U.S. Bank takes reasonable efforts to safeguard all of Borrower’s property.

9.4          Sale or Other Disposition of Collateral by U.S. Bank.  Any notice required to be given by U.S. Bank of a sale, lease or other disposition or other intended action by U.S. Bank with respect to any of the Collateral which is deposited in the United States mail, postage prepaid and duly addressed to Borrower at the address specified in Section 10.19, at least ten (10) Business Days prior to such proposed action, shall constitute fair and commercially reasonable notice to Borrower of any such action.  The net proceeds realized by U.S. Bank upon any such sale or other disposition, after deduction for the expense of retaking, holding, preparing for sale, selling or the like, and the reasonable legal fees and expenses and other proper fees and expenses incurred by U.S. Bank in connection therewith, shall be applied toward satisfaction of the Liabilities.  U.S. Bank shall account to Borrower for any surplus realized upon such sale or other disposition, and Borrower shall remain liable for any deficiency.  The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency, shall not affect U.S. Bank’s security interest in the Collateral until the Liabilities shall have been paid in full.

9.5          Waiver of Demand.  Borrower expressly waives demand, presentment, protest, and notice of nonpayment, notice of intent to accelerate and notice of acceleration.  Borrower also waives the benefit of all valuation, appraisal and exemption laws (including homestead exemptions).

9.6          Waiver of Notice.  Upon the occurrence and during the continuation of any Matured Default, Borrower waives, to the fullest extent permitted by applicable law, all rights to notice and hearing of any kind prior to the exercise by U.S. Bank of U.S. Bank’s rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral.

10           MISCELLANEOUS.

10.1        Timing of Payments.  For purposes of determining the outstanding balance of the Liabilities, including without limitation, the computations of interest which may from time to time be owing to U.S. Bank, the receipt by U.S. Bank of any check or any other item of payment whether through a blocked account or lockbox described in Section 5.6 or otherwise, shall not be treated as a payment on account of the Liabilities until such check or other item of payment is actually received by U.S. Bank and is paid to U.S. Bank in cash or a cash equivalent.  Notwithstanding the terms of this Agreement or any other Financing Agreement, if the due date of any payment falls on a day that is not a Business Day, such payment may be made and shall not be considered late if made on the next succeeding Business Day.

10.2        Attorneys’ Fees and Costs.  If at any time U.S. Bank employs counsel in connection with protecting or perfecting U.S. Bank’s security interest in the Collateral or in connection with any matters contemplated by or arising out of this Agreement, whether:  (a) to commence, defend, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleading; (b) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise); (c) to consult with officers of U.S. Bank to advise U.S. Bank or to draft documents for U.S. Bank in connection with any of the foregoing or in connection with any release of U.S. Bank’s claims or security interests or any proposed extension, amendment or refinancing of the Liabilities; (d) to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral; or (e) to attempt to enforce or to enforce any security interest in any of the Collateral, or attempt to enforce or to enforce any rights of U.S. Bank to collect any of the Liabilities; then in any of such events, all of the reasonable attorneys’ fees arising from such services, and any  related expenses, costs and charges, including without limitation, all fees of all paralegals, legal assistants and other staff employed by such attorneys whether outside U.S. Bank or in U.S. Bank’s legal department, together with interest at the highest interest rate then payable by Borrower under this Agreement or any other Financing Agreement, shall constitute additional Liabilities, payable on demand and secured by the Collateral.  This Section 10.2 shall survive the termination of this Agreement.

10.3        Expenditures by U.S. Bank.  In the event that Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which Borrower is, under any of the terms hereof or of any of the other Financing Agreements, required to pay, or fails to keep the Collateral free from other security interests, liens or encumbrances, except as permitted herein, U.S. Bank may, in U.S. Bank’s sole discretion and without obligation to do so, make expenditures for any or all of such purposes, and the amount so expended, together with interest at the highest interest rate then payable by Borrower under this Agreement or any other Financing Agreement, shall constitute additional Liabilities, payable on demand and secured by the Collateral.

10.4        U.S. Bank’s Costs and Expenses as Additional Liabilities.  Borrower shall reimburse U.S. Bank for all expenses and fees paid or incurred in connection with the documentation, negotiation and closing of the loans and other financial accommodations described in this Agreement (including without limitation, filing fees, recording fees, document or recording taxes, search fees, appraisal fees and expenses, and the fees and expenses of U.S. Bank’s attorneys, paralegals, and legal assistants, whether outside U.S. Bank or in U.S. Bank’s legal department, and whether such expenses and fees are incurred prior to or after the Closing Date).  Borrower further agrees to reimburse U.S. Bank for all expenses and fees paid or incurred in connection with the documentation of any renewal or extension of the Loans, any additional financial accommodations, or any other amendments to this Agreement.  All costs and expenses incurred by U.S. Bank with respect to such negotiation and documentation, together with interest at the highest interest rate then payable by Borrower under this Agreement or any other Financing Agreement, shall constitute additional Liabilities, payable on demand and secured by the Collateral.

10.5        Claims and Taxes.  Borrower agrees to indemnify and hold U.S. Bank harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs, obligations, actions, judgments, suits, disbursements and expenses (including without limitation, reasonable attorneys’ fees) relating to or in any way arising out of the possession, use, operation or control of any of Borrower’s assets, or in any way arising out of or related to this Agreement or the other Financing Agreements, which agreement to indemnify and hold U.S. Bank harmless shall survive the termination of this Agreement.  Borrower shall pay or cause to be paid all license fees, bonding premiums and related taxes and charges, and shall pay or cause to be paid all of Borrower’s real and personal property taxes, assessments and charges and all of Borrower’s franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against Borrower, or payable by Borrower, at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to Borrower’s property, provided, however, that Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, and upon such good faith contest to delay or refuse payment thereof, if: (a) Borrower establishes adequate reserves to cover such contested taxes; and (b) such contest does not have a material adverse effect on the financial condition of Borrower, the ability of Borrower to pay any of the Liabilities, or the priority or value of U.S. Bank’s security interests in the Collateral.

10.6        Custody and Preservation of Collateral.  U.S. Bank shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in U.S. Bank’s possession if U.S. Bank takes such action for that purpose as Borrower shall request in writing, but failure by U.S. Bank to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by U.S. Bank to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by Borrower, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

10.7        Inspection.  U.S. Bank (by and through its officers and employees), or any Person designated by U.S. Bank in writing, shall have the right from time to time, to call at Borrower’s place or places of business (or any other place where Collateral or any information as to Collateral is kept or located) during reasonable business hours, and, without hindrance or delay, to: (a) inspect, audit, check and make copies of and extracts from Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to Borrower’s business or to any transactions between the parties to this Agreement; (b) make such verification concerning the Collateral as U.S. Bank may consider reasonable under the circumstances; and (c) review operating procedures, review maintenance of property and discuss the affairs, finances and business of Borrower with Borrower’s officers, employees or directors.

Borrower agrees to pay to U.S. Bank $750 per auditor per day, plus all out of pocket expenses reasonably incurred by or on behalf of U.S. Bank in making inspections under this Section, paid by an U.S. Bank initiated Advance pursuant to Section 2.1, without prior demand by U.S. Bank, provided that, unless a Matured Default has occurred and is continuing, U.S. Bank may not conduct such inspections more than once every six months.

10.8        Examination of Banking Records.  Borrower consents to the examination by U.S. Bank, U.S. Bank’s officers, employees and agents, or any of them, whether or not there shall have occurred a Default or a Matured Default, of any and all of Borrower’s banking records, wherever they may be found, and directs any Person which may be in control or possession of such records (including without limitation, any bank, other financial institution, accountant or lawyer) to provide such records to U.S. Bank and U.S. Bank’s officers, employees and agents, upon their request.  Such examination may be conducted by U.S. Bank with or without notice to Borrower at the option of U.S. Bank, any such notice being waived by Borrower.

10.9        Governmental Reports.  Borrower shall furnish to U.S. Bank, upon the reasonable request of U.S. Bank, copies of the reports of examinations or inspections of Borrower by all Governmental Authorities, and if Borrower fails to furnish such copies to U.S. Bank, Borrower authorizes all such Government Authorities to furnish to U.S. Bank copies of their reports of examinations or inspections of Borrower.

10.10      Reliance by U.S. Bank.  All covenants, agreements, representations and warranties made by Borrower shall, notwithstanding any investigation by U.S. Bank, be deemed to be material to and to have been relied upon by U.S. Bank.

10.11      Parties.  Whenever in this Agreement there is reference made to any of the parties, such reference shall be deemed to include, wherever applicable, a reference to the respective successors and assigns of Borrower and U.S. Bank.  Borrower shall not assign any of it rights or delegate any of its duties under this Agreement or any of the other Financing Agreements without the prior written consent of U.S. Bank.

10.12      Applicable Law; Severability.  This Agreement shall be construed in all respects in accordance with, and governed by, the laws and decisions of the State of Arizona and the laws, regulations and decisions of the United States applicable to national banks.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

10.13      SUBMISSION TO JURISDICTION; WAIVER OF BOND AND TRIAL BY JURY.  WITH RESPECT TO ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, CLAIMS, DEMANDS, DEBTS, DAMAGES, COSTS AND EXPENSES, WHATSOEVER, WHETHER BASED ON STATUTE, COMMON LAW, PRINCIPLES OF EQUITY OR OTHERWISE, ARISING OUT OF ANY MATTER, THING OR EVENT WHICH IS DIRECTLY OR INDIRECTLY RELATED TO THIS AGREEMENT, BORROWER CONSENTS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED WITHIN MARICOPA COUNTY, ARIZONA AND WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON BORROWER, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO BORROWER AT THE ADDRESS SET FORTH IN SECTION 10.19.  SERVICE, SO MADE, SHALL BE DEEMED TO BE COMPLETE UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED.  AT THE OPTION OF U.S. BANK, BORROWER WAIVES, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY, AND WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF U.S. BANK.

10.14      Application of Payments Waiver.  Upon and during the continuance of a Matured Default, notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, Borrower irrevocably waives the right to direct the application of any and all payments at any time received by U.S. Bank from Borrower or with respect to any of the Collateral, and Borrower irrevocably agrees that U.S. Bank shall have the continuing exclusive right to apply and reapply any and all payments received at any time, whether with respect to the Collateral or otherwise, against the Liabilities, in such manner as U.S. Bank may deem advisable, notwithstanding any entry by U.S. Bank upon any of U.S. Bank’s books and records.

10.15      Marshaling; Payments Set Aside.  U.S. Bank shall be under no obligation to marshal any assets in favor of Borrower or against or in payment of any or all of the Liabilities.  To the extent that Borrower makes a payment or payments to U.S. Bank or U.S. Bank receives any payment or proceeds of the Collateral for Borrower’s benefit or enforces U.S. Bank’s security interests or exercises U.S. Bank’s rights of setoff, and such payment or payments or the proceeds of such Collateral, enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

10.16      Section Titles.  The section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

10.17      Continuing Effect.  This Agreement, U.S. Bank’s security interests in the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to U.S. Bank and (even if there shall be no Liabilities outstanding) so long as U.S. Bank remains committed to make Advances under this Agreement.

10.18      No Waiver.  U.S. Bank’s or Borrower’s failure at any time to require strict performance by Borrower or U.S. Bank, respectively, of any provision of this Agreement or the other Financing Agreements shall not waive, affect or diminish any right of U.S. Bank or Borrower, respectively, to thereafter demand strict compliance and performance therewith.  Any suspension or waiver by U.S. Bank of any Default or Matured Default under this Agreement or any of the other Financing Agreements, shall not suspend, waive or affect any other Default or Matured Default under this Agreement or any of the other Financing Agreements, whether the same is prior or subsequent and whether of the same or of a different kind or character.  None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Financing Agreements and no Default or Matured Default under this Agreement or any of the other Financing Agreements, shall be deemed to have been suspended or waived by U.S. Bank unless such suspension or waiver is in writing signed by an officer of U.S. Bank, and directed to Borrower specifying such suspension or waiver.

10.19      Notices.  Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered pursuant to this Agreement shall be in writing, and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to the party to be notified as follows:

(a) If to U.S. Bank at:

U.S. Bank National Association

Food & Agribusiness Group

DN-CO-T7CS

950 Seventeenth Street, 7th Floor

Denver, Colorado  80202

Attn: Michael Ryno

with a copy to:

Campbell Killin Brittan & Ray, LLC

270 St. Paul Street, Suite 200

Denver, Colorado 80206

Attn: Michael D. Killin

(b) If to Borrower at:

Inventure Foods, Inc.

5415 East High Street, Suite 350
Phoenix, AZ  85054

Attention:  Steve Weinberger

with a copy to:

Osborn Maledon PA

2929 North Central Avenue, 21st Floor

Phoenix, AZ 85012-2793

Attn: Chris Stachowiak

or, as to each party, addressed to such other address as shall be designated by such party in a written notice to the other parties.  All such notices shall be deemed given on the date of delivery if manually delivered, on the date of sending if sent by facsimile transmission, on the first Business Day after the date of sending if sent by overnight courier, or three (3) days after the date of mailing if mailed.

10.20      Maximum Interest.  No agreements, conditions, provisions or stipulations contained in this Agreement or in any of the other Financing Agreements, or any Default or Matured Default, or any exercise by U.S. Bank of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever, contained in this Agreement or any of the other Financing Agreements, or the arising of any contingency whatsoever, shall entitle U.S. Bank to collect, in any event, interest exceeding the maximum authorized by law, and in no event shall Borrower be obligated to pay interest exceeding such rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay a rate of interest exceeding the maximum allowed by law, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such maximum interest allowed by law.  In the event any interest is charged in excess of the maximum allowed by law (“Excess”), Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, applied to reduce the principal of any Liabilities due, and, second, returned to Borrower, it being the intention of the parties not to enter at any time into a usurious or otherwise illegal relationship.  Borrower and U.S. Bank both recognize that, with fluctuations of index rates and applicable margins, such an unintentional result could inadvertently occur.  By the execution of this Agreement, Borrower covenants that: (a) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess; and (b) Borrower shall not seek or pursue any other remedy, legal or equitable, against U.S. Bank based, in whole or in part, upon the charging or receiving of any interest in excess of the maximum authorized by law.  For the purpose of determining whether or not any Excess has been contracted for, charged or received by U.S. Bank, all interest at any time contracted for, charged or received by U.S. Bank in connection with the Liabilities shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

10.21      Regulatory Changes.  If there shall occur any adoption or implementation of, or change to, any Regulation, or interpretation or administration thereof, which shall have the effect of imposing on U.S. Bank (or U.S. Bank’s holding company) any increase or expansion of or any new:  tax (excluding taxes on its overall income and franchise taxes), charge, fee, assessment or deduction of any kind whatsoever, or reserve, capital adequacy, special deposits or similar requirements against credit extended by, assets of, or deposits with or for the account of U.S. Bank or other-conditions affecting the extensions of credit under this Agreement; then Borrower shall pay to U.S. Bank such additional amount as U.S. Bank deems necessary to compensate U.S. Bank for any increased cost to U.S. Bank attributable to the extension(s) of credit under this Agreement and/or for any reduction in the rate of return on U.S. Bank’s capital and/or U.S. Bank’s revenue attributable to such extension(s) of credit.  As used above, the term “Regulation” shall include any federal, state or international law, governmental or quasi-governmental rule, regulation, policy, guideline or directive (including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and enactments, issuances or similar pronouncements by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices or any similar authority and any successor thereto) that applies to U.S. Bank.  U.S. Bank’s determination of the additional amount(s) due under this paragraph shall be binding in the absence of manifest error, and such amount(s) shall be payable within 15 days of demand and, if recurring, as otherwise billed by U.S. Bank.

10.22      LIBOR Rate Loans.  Without limiting the generality of Section 10.21, anything in this Agreement to the contrary notwithstanding, if U.S. Bank shall determine that: (i) the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful to fund or maintain LIBOR Rate Loans (whether or not such assertion carries the force of law), (ii) deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for any requested period of time, (iii) by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate; (iv) the LIBOR Rate will not adequately and fairly reflect the cost to U.S. Bank of funding its LIBOR Rate Loans or (v) the making or funding of LIBOR Rate Loans is impracticable for U.S. Bank, the obligation of U.S. Bank to make LIBOR Rate Loans shall be suspended until U.S. Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, and the existing LIBOR Rate Loans shall automatically convert, on and as of the date of such notification, into Base Rate Loans; provided that U.S. Bank represents and warrants to Borrower that as of the Closing Date, it has no actual knowledge that any of the circumstances set forth above exist.

10.23      Additional Advances.  All fees, charges, expenses, costs, expenditures, obligations, liabilities, losses, penalties and damages incurred or suffered by U.S. Bank and for which Borrower is bound to indemnify or reimburse U.S. Bank under this Agreement (other than those which may be paid without demand, by U.S. Bank initiated Advances pursuant to Section 2.1) may, at the option of U.S. Bank, be paid by U.S. Bank initiated Advances pursuant to Section 2.1 if such amounts remain unpaid for a period of ten (10) days after U.S. Bank has made demand.

10.24      Loan Agreement Controls.  If there are any conflicts or inconsistencies among this Agreement and any of the other Financing Agreements, the provisions of this Agreement shall prevail and control.

10.25      Independence of Covenants.  All covenants under this Agreement and the other Financing Agreements shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or a Matured Default if such action is taken or condition exists.

10.26      Binding Effect.  This Agreement and all of the other Financing Agreements set forth the legal, valid and binding obligations of Borrower and U.S. Bank and are enforceable against Borrower and U.S. Bank, respectively, in accordance with their respective terms.  Should more than one Person be a Borrower under this Agreement or any Note, the obligations of each such Person shall be joint and several.  U.S. Bank may settle, release, compromise, collect or otherwise liquidate the obligations of any Borrower, any guarantor of such obligations, and any security or collateral for such obligations or for any such guaranty, in any manner, without affecting or impairing the obligations of any Borrower.  This Agreement amends and restates in its entirety the Prior Agreement, and is made in substitution of the Prior Agreement and not in satisfaction thereof.  This Agreement and the issuance of new Notes in accordance herewith shall not be deemed to constitute a novation.

10.27      Set-off.  Upon and during the continuance of a Matured Default, Borrower gives and confirms to U.S. Bank a right of set-off of all moneys, securities and other property of Borrower (whether special, general or limited) and the proceeds thereof, at any time delivered to remain with or in transit in any manner to U.S. Bank, its correspondent or its agents from or for Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession of U.S. Bank in any way, and also, any balance of any deposit accounts and credits of Borrower with, and any and all claims of security for the payment of all liabilities and obligations owed by Borrower to U.S. Bank, contracted with or acquired by U.S. Bank, whether such liabilities and obligations be joint, several, absolute, contingent, secured, unsecured, matured or unmatured, and Borrower authorizes U.S. Bank at any time or times upon and during the continuance of a Matured Default, without prior notice, to apply such money, securities, other property, proceeds, balances, credits of claims, or any part of the foregoing, to such liabilities in such amounts as it may select, whether such liabilities and obligations be contingent, unmatured or otherwise, and whether any collateral security in support thereof is deemed adequate or not. The rights described herein shall be in addition to any collateral security described in any separate agreement executed by Borrower.

10.28      Counterparts and Facsimile Signatures; Electronic Records. This Agreement, any other Financing Agreement and any subsequent amendment to any of them may be executed in several counterparts, each of which shall be construed together as one original.  Facsimile signatures on this Agreement, any other Financing Agreement and any subsequent amendment to any of them shall be considered as original signatures.  As related to this Agreement, (i) U.S. Bank shall be permitted (i) to create electronic images and to destroy paper originals of any imaged documents; (ii) any such images maintained by U.S. Bank as a part of its normal business processes shall be given the same legal effect as the paper originals; and (iii) when appropriate, U.S. Bank shall be permitted to convert any instrument into a “transferable record” under the Uniform Electronic Transactions Act (“UETA”), with the image of such instrument in U.S. Bank’s possession constituting an “authoritative copy” under UETA.

10.29      Final Agreement. THIS WRITTEN AGREEMENT AND THE OTHER FINANCING AGREEMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

INVENTURE FOODS, INC.

By
Steve Weinberger
Chief Financial Officer

BN FOODS, INC.

By
Steve Weinberger
Chief Financial Officer

BOULDER NATURAL FOODS, INC.

By
Steve Weinberger
Chief Financial Officer

LA COMETA PROPERTIES, INC.

By
Steve Weinberger
Chief Financial Officer

POORE BROTHERS —
BLUFFTON, LLC

By
Steve Weinberger
Chief Financial Officer

`	RADER FARMS, INC.

By
Steve Weinberger
Chief Financial Officer

TEJAS PB DISTRIBUTING, INC.

By
Steve Weinberger
Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By
Its

[Signature Page to Loan and Security Agreement]